LOAN AGREEMENT

DATED AS OF APRIL 4, 1996

BETWEEN

COMBINED INVESTORS, L.L.C., AS LENDER

AND

GRS REALTY COMPANY, INC., AS BORROWER

TABLE OF CONTENTS


Section         Title
        Page

Article 1  INTRODUCTION . . . . . . . . . . . . . . . . . . . . . . . 1

Article 2  DEFINITIONS AND RULES OF INTERPRETATION                    1
      2.1    Definitions. . . . . . . . . . . . . . . . . . . . . . . 1
      2.2    Rules of Interpretation. . . . . . . . . . . . . . . . . 8

Article 3  THE LOAN                                                   9
      3.1    Agreement to Loan and Borrow . . . . . . . . . . . . . . 9
      3.2    Loan Commitment Fee. . . . . . . . . . . . . . . . . . .10
      3.3    Loan Terms . . . . . . . . . . . . . . . . . . . . . . .10
      3.4    Draw Requests and Advances . . . . . . . . . . . . . . .12

Article 4  BORROWER'S GENERAL REPRESENTATIONS AND
                 COVENANTS                                           17
        4.1   Representations and Warranties. . . . . . . . . . . . .17
        4.2   Master Lease, Consulting Agreement and Related
Documents     25
        4.3   Sales of Sale Properties. . . . . . . . . . . . . . . .26
        4.4   Environmental Matters . . . . . . . . . . . . . . . . .30
        4.5   Use of Proceeds . . . . . . . . . . . . . . . . . . . .31
        4.6   Minimum Return/Prepayments. . . . . . . . . . . . . . .32
        4.7   Restrictions on Distributions . . . . . . . . . . . . .32
        4.8   Single Purpose Entity Representations and Covenants . .32
        4.9   Punctual Payment/Full Performance . . . . . . . . . . .34
        4.10  Records and Accounts. . . . . . . . . . . . . . . . . .34
        4.11  Insurance/Condemnation Proceeds . . . . . . . . . . . .34
        4.12  Calculation of Lender's Return. . . . . . . . . . . . .35
        4.13  Taxes . . . . . . . . . . . . . . . . . . . . . . . . .36
        4.14  Inspection of Properties and Books. . . . . . . . . . .37
        4.15  Compliance with Laws, Contracts, Licenses, and
Permits       37
        4.16  Subsequent Mortgages. . . . . . . . . . . . . . . . . .37
        4.17  Post-Closing Obligation of Borrower . . . . . . . . . .38

Article 5  BORROWER'S FINANCIAL STATEMENTS                           38

Article 6  ADDITIONAL COVENANTS                                      39
      6.1    Notices. . . . . . . . . . . . . . . . . . . . . . . . .39
      6.2    Restrictions on Indebtedness . . . . . . . . . . . . . .40
      6.3    Restrictions on Liens, Etc.. . . . . . . . . . . . . . .40
      6.4    Restrictions on Investments. . . . . . . . . . . . . . .41
      6.5    Merger, Consolidation. . . . . . . . . . . . . . . . . .42
      6.6    Sale and Leaseback . . . . . . . . . . . . . . . . . . .42
      6.7    Restrictions on Transfers. . . . . . . . . . . . . . . .42
      6.8    Restrictions on Leases . . . . . . . . . . . . . . . . .42
      6.9    No Amendments to Certain Documents . . . . . . . . . . .42
      6.10   Issuance of Stock. . . . . . . . . . . . . . . . . . . .42
      6.11   Other Agreements . . . . . . . . . . . . . . . . . . . .42
      6.12   Subsidiaries . . . . . . . . . . . . . . . . . . . . . .43

Article 7  EVENTS OF DEFAULT AND REMEDIES                            43
      7.1    Events of Default and Acceleration . . . . . . . . . . .43
      7.2    Remedies . . . . . . . . . . . . . . . . . . . . . . . .46
      7.3    Distribution of Collateral Proceeds. . . . . . . . . . .47
      7.4    Limitations on Certain Remedies of Lender. . . . . . . .47

Article 8  MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . .48
      8.1    Sale or Participation. . . . . . . . . . . . . . . . . .48
      8.2    Survival of Covenants, Etc.. . . . . . . . . . . . . . .48
      8.3    Consents and Notices . . . . . . . . . . . . . . . . . .49
      8.4    Waiver . . . . . . . . . . . . . . . . . . . . . . . . .49
      8.5    No Assignment by Borrower Parties. . . . . . . . . . . .50
      8.6    Assignment . . . . . . . . . . . . . . . . . . . . . . .50
      8.7    Brokerage Commission . . . . . . . . . . . . . . . . . .50
      8.8    Lender's Expenses and Indemnification. . . . . . . . . .50
      8.9    No Third Party Beneficiaries . . . . . . . . . . . . . .50
      8.10   Further Assurances/New Notes . . . . . . . . . . . . . .50
      8.11   Releases of Security
             Instruments...........................................
             .........51
      8.12   Time is of the Essence.. . . . . . . . . . . . . . . . .51
      8.13   Severability . . . . . . . . . . . . . . . . . . . . . .51
      8.14   Entire Agreement . . . . . . . . . . . . . . . . . . . .51
      8.15   Amendments, Waivers, Etc.. . . . . . . . . . . . . . . .52
      8.16   Bind and Inure . . . . . . . . . . . . . . . . . . . . .52
      8.17   Headings . . . . . . . . . . . . . . . . . . . . . . . .52
      8.18   Governing Law. . . . . . . . . . . . . . . . . . . . . .52
      8.19   Counterparts . . . . . . . . . . . . . . . . . . . . . .52
      8.20   Jurisdiction and Venue: Waiver of Jury Trial . . . . . .52
      8.21   Waiver of Special Damages. . . . . . . . . . . . . . . .53

Exhibits
      Exhibit A - List of Sale Properties
      Exhibit B - List of Other Properties
      Exhibit Draw Requests - Form of Draw Request
      Exhibit Consulting Agreement - Form of Consulting
      Agreement
      Exhibit Reports - List of Site Assessment Reports
      Exhibit IRR - Calculation of Lender's Return
      Exhibit Title - List of Post-Closing Title/Survey Matters
LOAN AGREEMENT


      THIS LOAN AGREEMENT is made as of the 4th day of April, 1996, between GRS Realty Company, Inc., a Delaware corporation (the "Borrower") having its principal place of business at 70 Walnut Street, Wellesley, MA 02181, and Combined Investors, L.L.C., a Delaware limited liability company (the "Lender"), with its principal place of business at 40 Broad Street, Boston, MA 02109.

ARTICLE 1 - INTRODUCTION

      The following are facts relating to this Agreement which, to the extent that the same relate to the ownership interests or the conduct of the Borrower, shall be treated as representations of fact by the Borrower to the Lender:

      1.1 Borrower is the owner of the real estate properties (collectively the "Properties" and singularly, a "Property") listed on Exhibits A and B annexed hereto and incorporated herein by reference and certain furniture, fixtures and equipment as identified on certain lists heretofore or concurrently provided to Lender ("FF&E"). The Properties listed on Exhibit A are referred to herein as the "Sale Properties." The Properties listed on Exhibit B are referred to herein as the "Other Properties".

      1.2    Borrower is a wholly-owned subsidiary of GRS Holding
Company, Inc., a Delaware corporation (the "Holding Company").
The Holding Company is a wholly-owned subsidiary of Grossman's
Inc., a Delaware corporation ("Grossman's").

      1.3 Borrower has requested and Lender has agreed to provide certain secured financing to Borrower which financing is hereinafter defined and referred to as the "Loan". Affiliates of the Lender are also providing certain asset disposition services related to Borrower with respect to the FF&E and to Grossman's with respect to the "Inventory" (as hereinafter defined).
Borrower is providing certain collateral to Lender for the Loan, including mortgages on the Properties and a security interest in the FF&E. The Holding Company is providing a guaranty of the Loan secured by a pledge of the stock in Borrower held by the Holding Company.

ARTICLE 2 - DEFINITIONS AND RULES OF INTERPRETATION

      Section 2.1 Definitions. As used herein, the following terms shall have the following meanings:

      Advance shall have the meaning set forth in Section 3.4 hereof.

      Advance Termination Date shall have the meaning set forth in Section 3.4 hereof.

      Affiliate means, with reference to any Person (including an individual, a corporation, a partnership, a limited liability company and a trust), (i) any director, officer or employee of that person, (ii) any other Person controlling, controlled by or under direct or indirect common control of that Person, (iii) any other Person directly or indirectly holding 10% or more of the legal or beneficial ownership or membership interests in that Person (including partnership or membership interests, classes of capital stock or other equity interests, options, warrants, convertible securities and similar rights) and (iv) any other Person 10% or more of whose legal or beneficial ownership or membership interests is held directly or indirectly by that Person.

      Agreement means this Loan Agreement, including the schedules and exhibits attached hereto, as the same may hereafter be amended, modified, supplemented and/or restated from time to time.

      Attornment and Subordination Agreements mean, for the Master Lease, the Attornment and Subordination Agreement among Grossman's, as Master Tenant, Borrower, as landlord, and Lender, as lender, as the same may hereafter be amended, modified, supplemented and/or restated from time to time.

      Borrower is defined in the preamble hereto and includes its successors and assigns permitted hereunder.

      Borrower Parties is defined in Section 4.1a)(i).

      Cleveland Property means the Property listed on Exhibit B which is in Cleveland, Ohio.

      Code means The Internal Revenue Code of 1986, as amended from time to time.

      Collateral Assignment means that certain Collateral
Assignment of Contracts, Permits, Warranties, etc. of even date herewith from Borrower to Lender, as the same may hereafter be amended, modified, supplemented and/or restated from time to time.

      Consultant means the Consultant, as approved by Lender, under the Consulting Agreement.

      Consulting Agreement means an Agreement executed or to be executed substantially in the form annexed hereto as Exhibit Consulting Agreement or such other form as Lender may hereafter approve and as the same may hereafter or thereafter be amended, modified, supplemented and/or restated from time to time with the consent of Lender.

      Convertible Note, see definition of Notes.

      Debenture Restructure Documents shall mean the Tranche A Convertible Promissory Notes in an approximate amount of $3,000,000 and a Tranche B Convertible Promissory Notes in an approximate principal amount of $2,750,000 both such notes being dated of even date herewith, which notes are being issued by Grossman's to Continental Assurance Corporation and affiliates, together with $11,000,000 in cash in exchange for $15,001,000 principal amount of 14% Debentures due 1996 of Grossman's Inc., and a letter agreement dated April 2, 1996 between Grossman's and Illinois State Board of Investments.

      Default means any condition or occurrence which with notice and/or the passage of time would be an Event of Default.

      Designated Sale Property is defined in Section 4.3.2 hereof.

      Distribution means the declaration or payment of any dividend on or in respect of any shares of any class of capital stock of the Borrower, or any other distribution on or in respect of or buybacks of any shares of any class of capital stock of the Borrower or the making of any loan to an Affiliate of Borrower.

      Draw Requests is defined in Section 3.4 hereof.

      Drawdown Date is defined in Section 3.4 hereof.

      Environmental Laws shall have the meaning set forth in
Section 4.1.i).

      ERISA means the Employee Retirement Income Security Act of 1974, as amended and in effect from time to time.

      ERISA Affiliate means any Person which is treated as a single employer with the Borrower under 414 of the Code.

      Event of Default shall have the meaning set forth in
Section 7.1 hereof.

      Expense Note, see definition of Notes.

      FF&E Commission Agreement means that certain FF&E
Commission Agreement between Borrower and Gordon Brothers
Partners, Inc. ("Gordon Brothers") of even date herewith, as the same may hereafter be amended from time to time.

      FF&E Note, see definition of Notes.

      Fixed Interest is defined in Section 3.3 and refers to a 15% per annum rate of interest.

      Grossman's Agreement or Grossman's Agreements refers collectively to that certain Inducement Letter of even date herewith from Grossman's to Lender and any side letter agreements provided by Grossman's and/or Borrower in connection herewith, including the side letter agreement dealing with the registration and listing of the stock referred to in the Real Estate Note and the Convertible Note.

      Guaranteed Pension Plan means any employee pension benefit plan within the meaning of 3(2) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

      Guarantor shall mean the Holding Company, a Delaware corporation, having a usual place of business at 70 Walnut Street, Wellesley, MA 02181.

      Guaranty means the Unconditional Guaranty of Payment and Performance, dated or to be dated on or prior to the closing hereunder, made by the Guarantor in favor of the Lender pursuant to which, inter alia, the Guarantor guarantees to the Lender the payment and performance of the Obligations.

      Hazardous Substances shall have the meaning set forth in
Section 4.1.i) (ii).

      Indebtedness shall mean all obligations, contingent and otherwise, including intercompany debts and advances, that in accordance with generally accepted accounting principles should be classified upon the obligor's balance sheet as liabilities, or to which reference should be made by footnotes thereto, including in any event and whether or not so classified: (a) all debt and similar monetary obligations, whether direct or indirect; (b) all liabilities secured by any mortgage, pledge, security interest, lien, charge, or other encumbrance existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed; and (c) all guarantees, endorsements and other contingent obligations whether direct or indirect in respect of indebtedness of others, including any obligation to supply funds to or in any manner to invest in, directly or indirectly, the debtor, to purchase indebtedness, or to assure the owner of indebtedness against loss, through an agreement to purchase goods, supplies, or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise, and the obligations to reimburse the issuer in respect of any letters of credit.

      Initial Participants refers to Carl Marks Capital
Management, LLC; Third Avenue Value Fund, Inc.; Goldman, Sachs &
Co.; and GBP, LLC.

      Insolvent or Insolvency means that there shall have occurred one or more of the following events with respect to a
Person: death; dissolution; termination of existence; insolvency within the meaning of the United States Bankruptcy Code or any other Federal or state bankruptcy or insolvency, fraudulent transfer or fraudulent conveyance statute; such Person's inability to pay its debts as they come due; the appointment of a receiver for any part of the property of such Person, or execution of a trust mortgage or an assignment for the benefit of creditors of any part of the property of such Person; the offering of a plan to creditors for reorganization, restructuring, composition or extension; the filing of a petition in bankruptcy by such Person, or the commencement by such Person of any proceedings under any Federal or State bankruptcy or insolvency laws, or any laws relating to the relief of debtors, the readjustment of indebtedness or the reorganization of debtors; or the filing of an involuntary petition in bankruptcy against such Person or the commencement of any proceedings with respect to such Person under any Federal or state bankruptcy or insolvency laws, or any laws relating to the relief of debtors, readjustment of indebtedness or reorganization of debtors.

      Inventory shall have the meaning set forth in the Inventory Agreement.

      Inventory Agreement means that certain Inventory Agency Agreement between Grossman's and Gordon Brothers dated March 29, 1996, as the same may hereafter be amended, modified, supplemented and/or restated from time to time. Such term shall also include any security agreement, UCC-1 Financing Statements, intercreditor agreement or other document executed and delivered in connection therewith.

      Investments mean all expenditures made and all liabilities incurred (contingently or otherwise) for the acquisition of stock or Indebtedness of, or for loans, advances, capital contributions or transfers of property to, or in respect of any guaranties (or other commitments as described under Indebtedness), or obligations of, any Person. In determining the aggregate amount of Investments outstanding at any particular time: (a) the amount of any Investment represented by a guaranty shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding; (b) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (c) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (d) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (b) may be deducted when paid; and (e) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof.

      Lender is defined in the preamble hereto and includes its successors and assigns.

      Loan shall have the meaning set forth in Section 3.1.

      Loan Documents means, collectively, this Agreement, the Notes, the Security Instruments and all other agreements, instruments and documents now or hereafter executed and delivered in connection with the Loan, all as the same may hereafter be amended, modified, supplemented and/or restated from time to time.

      Master Lease means that certain Master Lease of even date herewith between Borrower and Grossman's for the Sale Properties and the Other Properties, as the same may hereafter be amended, modified, supplemented and/or restated from time to time with the consent of Lender.

      Master Tenant means Grossman's Inc. or any successor tenant approved by Lender under the Master Lease.

      Maturity Date is defined in the Notes.

      Minimum Return has the meaning set forth in Section 4.6.

      Mortgage means with respect to each of the Properties the mortgage or deed of trust recorded incident or subsequent hereto for such Property. The term "Mortgages" shall refer to all such mortgages and refers to each Mortgage granted concurrently herewith as well as all mortgages subsequently granted pursuant to
Section 4.16. References to Mortgage or Mortgages shall include such instruments as the same may hereafter be amended from time to time.

      Multiemployer Plan means any multiemployer plan within the meaning of 3.(37) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate.

      Niagara Property means the Property listed on Exhibit A which is in Niagara Falls, New York.

      Notes mean those certain Promissory Notes, dated as of the date hereof and as the same may hereafter be amended (or substituted for as set forth in Section 8.10 hereof) from time to time, made by the Borrower to the order of the Lender as follows:

      (a)    a $2,900,000 Expense Promissory Note (the Expense
             Note):

      (b)    a $2,500,000 FF&E Promissory Note (the FF&E Note);

      (c)    a $26,100,000 Real Estate Promissory Note (the Real
             Estate Note); and

      (d)    a $4,000,000 Convertible Promissory Note (the
             Convertible Note).

      Obligations means any and all obligations of the Borrower, the Guarantor or Grossman's to the Lender or any other permitted holder of any of the Notes arising out of or in connection with the Loan, of every kind and description, direct or indirect, absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising, regardless of how they arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, and includes obligations to perform acts and to refrain from acting as well as obligations to pay money and all obligations owing to Lender (or any other holders of any of the Notes) under any of the Notes or other Loan Documents, including, without limitation, the obligations contained in Exhibits A and B of each of the Real Estate Note and the Convertible Note and all of Borrower's obligations to pay Fixed Interest and Additional Interest as referred to in Section 4.12 hereof.

      Other Properties is defined in Section 1.1 hereof.

      PBGC is The Pension Benefit Guaranty Corporation created by 4002 of ERISA and any successor entity or entities having similar responsibilities.

      Person means any individual, corporation, partnership, trust, unincorporated association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.

      Property or Properties is defined in Section 1.1 hereof.

      Real Estate Note, see definition of Notes.

      Related Documents is defined in Section 3.4.2.2 hereof.

      Sale Proceeds is defined in Section 3.3.B., hereof.

      Sale Properties is defined in Section 1.1 hereof and includes each of the Properties listed on Exhibit A hereto whether or not Lender has concurrently herewith been granted a Mortgage on such property.

      Salem Property means the Property listed on Exhibit A which is in Salem, New Hampshire.

      Scheduled Amounts mean, for each of the Properties, the Scheduled Amount, if any, set forth as the Scheduled Amount for such Property on Exhibits A and B (it not being intended, however, that such term shall imply or be interpreted as an estimate or determination of fair market value).

      Security Agreement means that certain Security Agreement of even date herewith between Borrower and Lender, as the same may hereafter be amended, modified, supplemented and/or restated from time to time.

      Security Instruments means all of the Mortgages, the Security Agreement, the Stock Pledge Agreement, the Guaranty, the Collateral Assignment, the Attornment and Non-Disturbance Agreement, UCC-1 Financing Statements, and all other instruments or documents that secure the Obligations, all as the same may hereafter be amended, modified, supplemented and/or restated from time to time.

      Site Assessment Reports mean those site assessment reports listed on Exhibit Reports annexed hereto.

      Stock Pledge Agreement means that certain Stock Pledge Agreement of even date herewith provided by Guarantor to Lender as security for Guarantor's obligations under the Guaranty, as the same may hereafter be amended, modified, supplemented and/or restated from time to time.

      Title Insurance Company means Lawyers Title Insurance
Corporation, or such other national title insurance as shall be approved in writing by the Lender.

      Title Policy shall mean, as accepted and approved by Lender, an ALTA standard form title insurance policy or policies issued by the Title Insurance Company (with such reinsurance or co-insurance as Lender may require, any such reinsurance to be with direct access endorsements) in an aggregate amount equal to the full amount of the Loan insuring the priority of all of the Mortgages as first priority liens on the Properties and that the Borrower holds good clear record and marketable fee simple title to the Properties, subject only to the encumbrances approved by Lender and which shall not contain exceptions for creditors rights (except to the extent otherwise specifically approved by Lender), mechanics liens, persons in occupancy (other than pursuant to the Master Lease) or matters which would be shown by a survey, shall not insure over any matter except to the extent that any such affirmative insurance is acceptable to Lender in its sole discretion, and shall contain such endorsements and affirmative insurance as the Lender in its discretion may require, including but not limited to the following: (a) comprehensive endorsement,
(b) usury endorsement, and (c) doing business endorsement.

      UCC-1 Financing Statements means Uniform Commercial Code Financing Statements, perfecting security interests of the Lender in certain collateral, including, the FF&E and items which are now personalty but which hereafter may become a part of the Properties or which will remain personalty to be used in the operation of the Properties, as the same may hereafter be amended from time to time.

      Section 2.2 Rules of Interpretation. For all purposes of this Agreement and the other Loan Documents, except as otherwise expressly provided herein or therein or unless the context otherwise requires:

             (i) references to any Person defined herein refer to such Person and (as the case may be) his permitted successors, assigns, heirs, executors, administrators and other legal representatives;

             (ii) references to any agreement, instrument or document refer to such document as originally executed, or if subsequently varied or supplemented in writing from time to time, as so varied or supplemented and in effect at the relevant time of reference thereto;

             (iii) words importing the singular only shall include
                   the plural and words importing the plural only shall include the singular; words importing the masculine gender shall include the feminine gender and words importing the feminine gender shall include the masculine gender; and all references to dollars shall be United States dollars;

             (iv) references to any law include any amendment or modification to such law;

             (v) the words include,includes and including should always be read as include, without limitation,includes, without limitation, and including, without limitation,. The use of words following any of the words include, includes, or including is not intended to be an exclusive list to which any of the foregoing prepositions apply;

             (vi)  the words herein, hereof, hereunder and
                   words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement;

             (vii) accounting terms not otherwise defined in this
                   Agreement or any of the other Loan Documents have the meanings assigned to them in accordance with GAAP;

             (viii)       except as expressly provided to the
                   contrary in a particular provision, whenever a Loan Document requires the Lender to give its consent or approval, such consent or approval shall be in writing and the Lender may grant or withhold its consent or approval in its sole and absolute discretion, and the quoted phrase shall be deemed included in any reference to the Lender's consent or approval if not already set forth with respect thereto; and

             (ix) to the extent there are any inconsistencies or conflicts between the terms and provisions of this Agreement and the terms and provisions of any other Loan Documents, the terms and provisions of this Agreement shall control the terms and provisions of any of the other Loan Documents.

ARTICLE 3 - THE LOAN

      Section 3.1 Agreement to Loan and Borrow. Upon and subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations, warranties and covenants of the Borrower made herein and therein, the Lender agrees to lend to the Borrower and the Borrower agrees to borrow from the Lender, up to a total sum (the "Loan Amount") of Thirty-Five Million Five Hundred Thousand and 00/100ths Dollars ($35,500,000) (the "Loan"); provided, however, Lender shall never be obligated to advance funds under the Loan in excess of the amounts qualified to be funded prior to the Advance Termination Date as set forth in Section 3.4 hereof.

      Section 3.2 Loan Commitment Fee. In consideration of the agreement of the Lender to make the Loan contemplated by and enter into this Agreement, and in addition to interest payable on account thereof, the Borrower is paying to the Lender various Loan commitment fees totaling Two Million Dollars ($2,000,000) which amount is evidenced by the Expense Note. Borrower acknowledges that these fees have been fully earned by the Lender.

      Section 3.3 Loan Terms. The Loan is evidenced by the Notes. As set forth in the Notes, the term of each Note is two
(2) years. Each of the FF&E Note and the Real Estate Note shall bear interest at a fixed rate of fifteen percent (15%) per annum ("Fixed Interest") and, subject, to the provisions of Section 4.12 hereof, such Notes shall also bear "Additional Interest" (as defined in Section 4.12). The Expense Note and Convertible Note do not require additional interest thereon with interest in recognition of amounts advanced under such notes having been provided under the FF&E Note and the Real Estate Note. The FF&E Note, the Real Estate Note, the Expense Note and the Convertible Note evidence a single loan transaction with separate tranches of the Loan being separately evidenced by such Notes for convenience. Borrower acknowledges and agrees that a Default or Event of Default under any of the Notes shall be, respectively, a Default or Event of Default under each of the other Notes.

      With respect to the Expense Note and the Real Estate Note,
Borrower hereby agrees to make aggregate required principal payments under such Notes during the term of the Loan as follows:

             A.    Scheduled Principal Payments (Scheduled
Payments).  Subject to the application of any Principal Credits
(as set forth below),

                   1. on the date which is six (6) months from the date hereof, the sum of $4,500,000 ("1st Scheduled Payment") with the 1st Scheduled Payment to be applied first to any amounts outstanding under the Expense Note until it has been paid in full and then to the Real Estate Note;

                   2.     on the date which is twelve (12) months
from the date hereof, the sum of $6,000,000 (2nd Scheduled
Payment);

                   3. on the date which is eighteen (18) months from the date hereof, the sum of $9,000,000 (3rd Scheduled
Payment) ; and

with the balance of all outstanding principal under the Real
Estate Note and the other Notes being due on the Maturity Date
(accelerated or otherwise).

             B.    Non-Scheduled Payments (Non-Scheduled
Payments)

      In addition to the requirement for Scheduled Payments, if, as and when any Sale Properties are sold, all of the proceeds of such sales as they occur, net of reasonable closing costs customarily payable by a seller of property (such net proceeds are referred to herein as the "Sale Proceeds", it being understood and agreed that, in no event shall closing fees or costs paid or payable to Borrower or Affiliates of Borrower qualify as closing costs to be deducted from the proceeds of a sale) and shall be immediately paid over to Lender by Borrower for application by Lender as follows:

             (a) First, to Lender to pay all unpaid amounts under the Expense Note.

             (b) Second, to Lender to pay any amounts necessary to bring Borrower into compliance with its Scheduled Payment obligations.

             (c) Third, to Lender to pay all unpaid amounts under the FF&E Note.

             (d) Fourth, to the extent not previously paid over to Borrower by a prior operation of this Fourth priority, and provided no Default or Event of Default exists, to Borrower in an amount equal to the amount theretofore paid to Lender by Borrower for Fixed Interest under the FF&E Note and the Real Estate Note.

             (e) Fifth, to Lender for application, upon Lender's receipt thereof, to Borrower's next ensuing Scheduled Payment obligation up to a level of 75% of such principal payment obligation amount.


             (f) Sixth, to the extent not previously paid over to Borrower by a prior operation of this Sixth priority and provided no Default or Event of Default exists, to Borrower in an amount equal to any "Cash Cure Amounts" if any, as defined in
                   Section 4.3, previously paid by Borrower to Lender.

             (g)   Seventh, to Lender to reduce principal
                   indebtedness under the Real Estate Note until all outstanding obligations under such Note have been paid in full (subject to Lender's conversion and other rights set forth in such
                   Note if such Note is not paid in full by the Maturity Date).

             (h) Eighth, to Lender, to reduce indebtedness under the Convertible Note (subject to the conversion and other rights of Lender set forth in such
                   Note) until such Note is paid in full.

             (i) Ninth, to Lender, the amount necessary to provide the Lender with the Minimum Return through the date of application of Sale Proceeds under this Section 3.3.B.

             (j)   Tenth, any remaining amounts to Borrower.

             Notwithstanding the foregoing, provided the Expense Note has been repaid in full and no Default or Event of Default exists under the Loan, Borrower shall be entitled to retain the following Sale Proceeds, if any:

                   (i) Sale Proceeds in excess of $1.5 million resulting from the sale of the Salem Property which closes within six (6) months of the date of this Agreement; and

                   (ii) Sale Proceeds in excess of $1.4 million resulting from the sale of the Niagara Property which closes within six (6) months of the date of this Agreement.

      To the extent of Lender's receipt of Non-Scheduled Payments under priorities Fifth and Seventh, Borrower shall be entitled to a credit ("Principal Credit"), on a cumulative basis, against its obligations to make future Scheduled Payments.

     Section 3.4     Draw Requests and Advances.

           Section 3.4.1 General Provisions for Advances. Subject to the provisions of this Agreement, including this Section 3.4.1 and Sections 3.4.2 and 3.4.3 hereof and the other Loan Documents,
(a) Borrower may elect to draw down the Loan Amount in increments upon submission of draw requests ("Draw Requests") to Lender specifying the amount to be drawn and provided that, in any event, each increment(referred to herein as an "Advance") shall be for a minimum amount of $5,000,000.00 and (b) to the extent Borrower qualifies hereunder for funding of the requested Advances, Lender shall fund such Advances under the Notes in the following order: first, under the Expense Note; second, under the Convertible Note; third, under the FF&E Note; and fourth, under the Real Estate
Note.

     Each Draw Request for an Advance hereunder shall be in the form of Exhibit "Draw Requests" annexed hereto or such other form as is acceptable to Lender and shall be accompanied by such information as Lender reasonably requests with respect to the status of the Properties and Borrower's marketing and sales efforts with respect to the Sale Properties. Each Draw Request hereunder shall constitute a confirmation by Borrower that all representations and warranties made to or for the benefit of Lender under the Loan Documents or the Grossman's Agreement are true and complete in all material respects as of the date of the submission of the Draw Request and that all of the conditions in this Section 3.4 have been satisfied as of the date of submission of the Draw Request.

     In no event however, shall Lender be obligated to fund amounts under the Loan or Borrower be entitled to draw down proceeds of the Loan except to the extent set forth in Draw Requests which satisfy all conditions of this Agreement, including this Section 3.4, and are received by Lender prior to September 30, 1996 (the "Advance Termination Date"). In no event, shall Borrower submit or Lender be obligated to make Advances pursuant to more than three Draw Requests, with the initial Advance under the Loan being considered as a funding under a Draw Request for these purposes.

     Funds advanced under the Loan and repaid by Borrower shall not be readvanced under the Loan, it being the intent of the parties that the Loan not be a revolver-type facility of any kind.

     At such time as the Borrower shall desire to obtain an Advance, the Borrower shall complete, execute and deliver to the Lender the Borrower's Draw Request. Each Draw Request (other than the Draw Request for the initial Advance hereunder) shall be submitted to the Lender by no earlier than thirty (30) days before and no later than fourteen (14) days prior to the date of the requested Advance.

     No Advance made by the Lender shall constitute a waiver of any of the conditions to the obligation of the Lender to make further Advances.

     Each Draw Request submitted to the Lender requesting an Advance shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept the Advance requested on the date of funding thereof by Lender (the "Drawdown Date"). Borrower, by its receipt of such funds, shall be deemed to have confirmed to Lender that, as of the Drawdown Date, all representations and warranties made to or for the benefit of Lender under the Loan Documents or the Grossman's Agreement are true and complete as of such Drawdown Date.

     The Borrower irrevocably authorizes Lender to make or cause to be made, at or about the time of the funding of any Advance or at the time of receipt of any payments made under or received on account of the Notes, or any of them, an appropriate notation on Lender's records reflecting the making of such Advance or (as the case may be) the receipt of such payment and the allocation of such Advance amount or receipt among the Notes. The outstanding amount of the Advances set forth on Lender's record shall be prima facie evidence of the principal amount thereof owing and unpaid to such Lender under each Note, but the failure to record, or any error in so recording, any such amount on Lender's records shall not limit or otherwise affect the obligations of the Borrower hereunder or under any of the Notes to make payments of principal of or interest on any Note when due.

           Section 3.4.2 Conditions to Initial Advance. The obligation of the Lender to make the initial Advance shall be subject to the satisfaction of the following conditions precedent, in addition to satisfaction of Lender's other closing requirements not specifically enumerated below:

                Section 3.4.2.1. Loan Documents. Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance satisfactory to the Lender. Lender shall have received a fully executed copy of each such document.

                Section 3.4.2.2. Related Documents. Each of the Attornment and Subordination Agreements, Master Lease, FF&E Commission Agreement, Grossman's Agreement, Inventory Agreement and Debenture Restructure Documents (sometimes collectively referred to herein as the "Related Documents") shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect with no default thereunder, and shall be in form and substance satisfactory to Lender (which, in the case of the Debenture Restructure Documents, shall mean that such documents will be, in all material respects, on the same terms and conditions outlined to Lender in Schedule I to the Commitment Letter dated March 22, 1996, between Lender and Borrower (the "Commitment Letter"). Lender shall have received a certified or a fully executed copy of each such document.

                Section 3.4.2.3. Certified Copies of Organization Documents. Lender shall have received from the Borrower and the Guarantor, a copy, certified as of a recent date by the appropriate officer of the State in which the Borrower and/or the Guarantor is organized to be true and complete, of its corporate charter and any other of its organization documents as in effect on such date of certification.

                Section 3.4.2.4.  Resolutions.  All action
necessary for the valid execution, delivery and performance by the Borrower and the Guarantor of this Agreement and the other Loan Documents and all action necessary for the valid execution, delivery and performance by all other parties to the Related Documents of such Related Documents shall have been duly and effectively taken, and evidence thereof satisfactory to the Lender shall have been provided to the Lender. Lender shall have received from the Borrower, the Guarantor and all other parties to the Related Documents, true copies of the resolutions adopted by their respective shareholders and board of directors, partners, beneficiaries and trustees, as applicable, authorizing the transactions described or referred to herein, each certified in a manner satisfactory to Lender as of a recent date to be true and complete.

                Section 3.4.2.5.  Incumbency Certificate;
Authorized Signers. Lender shall have received from the Borrower and the Guarantor an incumbency certificate, dated as of the date of closing hereunder, signed by a duly authorized officer of the Borrower or the Guarantor and giving the name and bearing a specimen signature of each individual who shall be authorized: (a) to sign, in the name and on behalf of the Borrower and the Guarantor, each of the Loan Documents to which such Person is or is to become a party; (b) in the case of the Borrower, to make Draw Requests; and (c) to give notices and to take other action on its behalf under the Loan Documents.

                Section 3.4.2.6. Validity of Liens. The Security Instruments shall be effective to create in favor of the Lender a legal, valid and enforceable first lien and security interest in all collateral described in the Security Instruments. All filings, recordings, deliveries of instruments and other actions necessary or desirable in the opinion of the Lender to protect and preserve such lien and security interest shall have been duly effected. Lender shall have received evidence thereof in form and substance satisfactory to Lender.

                Section 3.4.2.7. Deliveries. The following items or documents shall have been delivered to Lender by the Borrower (except to the extent Lender otherwise agrees in writing that such delivery may be deferred until the next requested Advance) and shall be in form and substance satisfactory to Lender:

                     (a) Title Policies. Title Policies for each of the Properties to be covered by Mortgages, together with proof of payment of all fees and premiums for such policies and true and accurate copies of all documents listed as exceptions under such policies.

                     (b) Other Insurance. Duplicate originals or certified copies of all policies of insurance required by the Loan Documents to be obtained and maintained by the Borrower together with such endorsements and riders thereto as Lender requires, including requirements for Lender to be named as mortgagee and first loss payee on all property insurance coverages and as an additional insured on all liability coverages.

                     (c)   Environmental Reports.  Environmental
site assessment reports of one or more qualified environmental engineering or similar inspection firms approved by the Lender for each of the Properties.

                     (d)   Surveys and Taxes.  Surveys of all
Properties to be covered by Mortgages (and any existing improvements thereon) and surveyor's certificates with respect thereto, and evidence of payment of all real estate taxes and municipal charges on any of such Properties (and any existing improvements thereon) which were due and payable prior to the date of closing hereof.
                     (e) Draw Request. A Draw Request complying with the provisions of Section 3.4.1 hereof.

                     (f) Legal Opinions. Lender shall have received favorable opinions in form and substance satisfactory to Lender and its legal counsel, addressed to Lender and dated as of the date of closing hereof, from Ropes and Gray and Richard Kent, Esq., General Counsel of Grossman's, as to such matters as Lender shall require.

                Section 3.4.2.9  Lien Search.  Lender shall have
received a certification from Title Insurance Company or counsel satisfactory to Lender that a search of the public records disclosed no encumbrances, mortgages, conditional sales contracts, security agreements, chattel mortgages, leases, financing statements, title retention agreements or other security instruments of any kind which affect any of the collateral encumbered by the Security Instruments.

                Section 3.4.2.10  Valuation. Lender shall have
determined Scheduled Amounts for the Properties which amounts shall be satisfactory to Lender (such amounts as approved by Lender being set forth on Exhibits A and B hereto).

                Section 3.4.2.11  Payment of Fees.  From the
proceeds of the initial Advance Borrower shall have paid to the Lender the commitment fees referred to in Section 3.2, and all other fees and expenses incurred by Lender in connection herewith, including all legal fees and costs incurred by Lender and all other fees and expenses, if any, set forth in Borrower's Draw Request of even date herewith.

                Section 3.4.2.12. Performance; No Default. The Borrower shall have performed and complied with all terms and conditions herein required to be performed or complied with by it on or prior to the Drawdown Date of the initial Advance, and on the Drawdown Date of the initial Advance, there shall exist no Default or Event of Default.

                Section 3.4.2.13. Representations and Warranties. The representations of warranties made by the Borrower and the Guarantor in the Loan Documents and by Grossman's in the Grossman's Agreement or otherwise made by or on behalf of the Borrower, Guarantor or Grossman's in connection therewith or after the date thereof shall have been true and correct in all respects when made and shall also be true and correct in all material respects on the Drawdown Date of the initial Advance.

                Section 3.4.2.14. Proceedings and Documents. All proceedings in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be satisfactory to Lender in form and substance, and Lender shall have received all information and such counterpart originals or certified copies of such documents and such other certificates, opinions or documents as Lender may require.

           Section 3.4.3  Conditions to Subsequent Advances.  The
obligation of the Lenders to make any Advance hereunder subsequent to the initial Advance shall be subject to the satisfaction of the following conditions precedent:

     (a) All conditions precedent to the initial Advance and any prior Advance shall continue to be satisfied as of the Drawdown
Date of such subsequent Advance (except as to any Related
Documents which have terminated by their terms);

     (b) Borrower shall have performed and complied with all terms and conditions herein or in any other Loan Document required to be performed or complied with by it on or prior to the Drawdown Date of such Advance, and on the Drawdown Date of such Advance there shall exist no Default or Event of Default;

     (c) Each of the representations and warranties made by the Borrower and the Guarantor in the Loan Documents and by Grossman's in the Grossman's Agreement or otherwise made by or on behalf of the Borrower, Guarantor or Grossman's in connection therewith or after the date thereof shall have been true and correct in all respects on the date when made and shall also be true and correct in all material respects on the Drawdown Date of such Advance (except to the extent of changes resulting from transactions contemplated or permitted by the Loan Documents).

     (d) Lender shall have received the following items or documents from Borrower which shall be in form and substance satisfactory to Lender:

           (i) A Draw Request complying with the requirements hereof;

           (ii) Any items required to have been submitted as a condition for the initial Advance which Lender agreed could be deferred to a subsequent Advance including, Title Policies, surveys, and surveyor's certificates for all Properties covered by Mortgages and Phase I Environmental Site Assessment Reports for all Properties; and

           (ii) At the expense of Borrower, "date down" endorsements to the Title Policies for all Properties covered by Mortgages indicating no change in the state of title and containing no survey exceptions not approved by Lender, which endorsement shall, expressly or by virtue of a proper "pending disbursements" clause or endorsement in the Title Policies, increase the coverage of the Title Policies to the aggregate amount of all proceeds of the Loan advanced on or before the effective date of such endorsement.

ARTICLE 4 - BORROWER'S GENERAL REPRESENTATIONS AND COVENANTS.

      Section 4.1 Representations and Warranties. Borrower represents to Lender as follows (which representations Borrower covenants with Lender shall remain true and complete until all Obligations are fully satisfied):

      a)     Corporate Authority; Etc.

             (i) Organization; Good Standing. The Borrower is a Delaware corporation duly organized pursuant to the laws of Delaware and is validly existing and in good standing under the laws of the State of Delaware. The Holding Company is a Delaware corporation duly organized pursuant to the laws of Delaware and is validly existing and in good standing under the laws of the State of Delaware. Each of the foregoing entities (sometimes collectively referred to as the "Borrower Parties") (i) has all requisite power to own its property (including, without limitation, the Properties and FF&E) and conduct its business as now conducted and as presently contemplated, and (ii) as applicable, is in good standing as a foreign entity and is duly authorized to do business in each jurisdiction where the Properties and FF&E are located and in each other jurisdiction where such failure to so qualifying would materially affect the business or prospects of the Borrower Parties.

             (ii) Authorization. The execution, delivery and performance of this Agreement and the other Loan Documents to which the Borrower or the Guarantor is or is to become a party and the transactions contemplated hereby and thereby (i) are within the authority of the Borrower and the Guarantor (ii) have been duly authorized by all necessary proceedings on the part of each such entity, (iii) do not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which the Borrower or Guarantor is subject or any judgment, order, writ, injunction, license or permit applicable to the Borrower or Guarantor and (iv) do not conflict with any provision of the applicable organizational documents, other charter documents or bylaws of, or any agreement or other instrument binding upon, the Borrower or Guarantor and (v) do not require the approval or consent of, or filing with, any governmental agency or authority other than those already obtained and the recording and/or filing of the Mortgages and any other Loan Document in the appropriate public records with respect thereto.

             (iii) Enforceability. The execution and delivery of this Agreement and the other Loan Documents to which the Borrower or Guarantor is or is to become a party will result in valid and legally binding obligations of the Borrower and Guarantor enforceable against each of them in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors' rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

      b) Title to Properties; Leases. The Borrower warrants that it holds good and marketable title to the Properties and the FF&E and owns all of the Properties, and FF&E and the assets relating to the Properties subject to no rights of others, including any mortgages, leases, conditional sales agreements, title retention agreements, liens or other encumbrances except for encumbrances or liens specifically set forth in the Title Policies provided to Lender concurrently herewith and by reason of the Master Lease, which Master Lease Borrower covenants shall be subordinate to the liens of the Mortgages unless otherwise elected by Lender.

      c) Litigation. There are no actions, suits, proceedings or investigations of any kind pending or threatened against the Borrower, the Guarantor or the Master Tenant before any court, tribunal or administrative agency or board that, if adversely determined, might reasonably be expected to either in any case or in the aggregate, materially adversely affect the properties, assets, prospects, financial condition or business of the Borrower, Guarantor or the Master Tenant or materially impair the right of the Borrower, Guarantor or the Master Tenant to carry on business substantially as now conducted by it, or result in any substantial liability not adequately covered by insurance, or for which adequate reserves are not maintained on the balance sheet of the Borrower, Guarantor or the Master Tenant or which question the validity of this Agreement or any of the other Loan Documents or any of the Grossman's Agreement, Consulting Agreement, Related Documents or Master Lease, or any action taken or to be taken pursuant hereto or thereto.

      d) No Materially Adverse Contracts, Etc. Neither the Borrower, Guarantor nor the Master Tenant is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation that has or may reasonably be expected in the future to have a materially adverse effect on the business, prospects, assets or financial condition of the Borrower, Guarantor or Master Tenant. Neither the Borrower, Guarantor nor the Master Tenant is a party to any contract or agreement that has or may reasonably be expected, in the judgment of such party's officers, to have any materially adverse effect on the prospects or business of the Borrower, Guarantor or the Master Tenant.

      e) Compliance With Other Instruments, Laws, Etc. Neither the Borrower, Guarantor nor the Master Tenant is in violation of any provision of its organizational documents, by-laws, or any agreement or instrument to which it may be subject or by which it or any of its properties (including the Properties and FF&E) may be bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that could result in the imposition of substantial penalties or materially and adversely affect the financial condition, prospects, properties (including the Properties and FF&E) or business of the Borrower, Guarantor or the Master Tenant.

      f) Tax Status. The Borrower and Guarantor (a) have each made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (b) have each paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings for which adequate reserves have been set aside and (c) have each set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and Borrower knows of no basis for any such claim.

      g) No Default or Event of Default. No Default or Event of Default has occurred and is continuing.

      h) Absence of UCC Financing Statements, Etc. Except for the lien and encumbrance of the Loan Documents or as disclosed in the Title Policies to the extent approved by Lender, there is no financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry, or other public office, that purports to cover, affect or give notice of any present or possible future lien on, or security interest in, the Properties or the FF&E or any other collateral subject to the Security Instruments.

      i)     Environmental Compliance.       The Borrower has taken
commercially reasonable steps to investigate the present condition and past usage of the Properties and the operations conducted thereon and, based upon such diligent investigation, makes the following representations and warranties:

             (i) With respect to the Properties, except as expressly otherwise disclosed in the Site Assessment Reports: none of the Borrower or any tenant or operator of the Properties, or any operations thereon is in violation, or alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment (hereinafter "Environmental Laws"), which violation involves the Properties and would have a material adverse effect on the environment or the business, prospects, assets or financial condition of the Borrower or on the fair market value of the Properties.

             (ii) With respect to the Properties, except as expressly otherwise disclosed in the Site Assessment Reports: neither the Borrower, Guarantor nor the Master Tenant has received notice from any third party including, without limitation, any federal, state or local governmental authority, asserting (i) that it has been identified by the United States Environmental Protection Agency (EPA) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (ii) that any hazardous waste, as defined by 42 U.S.C. 9601(5), any hazardous substances as defined by 42 U.S.C. 9601(14), any pollutant or contaminant as defined by 42 U.S.C. 9601(33) or any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws ("Hazardous Substances") which it has generated, transported or disposed of have been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that the Borrower, any other Borrower Party or Master Tenant conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party's incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances. The term "Hazardous Substances" shall also include in this Agreement any material containing more than one percent (1%) by weight of asbestos, including all varieties and forms of materials defined as asbestos under any Environmental Law.

             (iii) With respect to the Properties, except as expressly otherwise disclosed in the Site Assessment Reports or with respect to events which would not have a material adverse effect on the business, prospects, assets or financial condition of Borrower or on the fair market value of the Properties in the aggregate: (i) no portion of the Properties has been used for the handling, processing, storage or disposal of Hazardous Substances except for use incidental to the primary use of the Properties which use has been in accordance with applicable Environmental Laws; and, to the best of Borrower's knowledge, no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of the Properties; (ii) in the course of any activities conducted by the Borrower or the operators of its properties, no Hazardous Substances have been generated or are being used on the Properties except in accordance with applicable Environmental Laws; (iii) there has been no release, i.e. any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping (a "Release") or threatened Release of Hazardous Substances on, upon, into or from the Properties, or, to the best of Borrower's knowledge, on upon, into or from the other properties of the Borrower or any of the other Borrower Parties, which Release would in the case of such other properties have a material adverse effect on the value of any of the Properties or adjacent properties or the environment; (iv) to the best of the Borrower's knowledge, there have been no Releases on, upon, from or into any real property in the vicinity of any of the Properties which, through soil or groundwater contamination, may have come to be located on, and which would have a material adverse effect on the fair market value of, the Properties; and
(v) any Hazardous Substances that have been generated on any of the Properties and any underground tank or underground storage receptacle for Hazardous Materials formerly located on any portion of the Properties have been transported off-site only by carriers having an identification number issued by the EPA, treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws then in effect, which transporters and facilities have been and are, to the best of the Borrower's knowledge, operating in compliance with such permits and applicable Environmental Laws.

             (iv) To the best of Borrower's knowledge, neither the Borrower nor any of the Properties is subject to any applicable Environmental Law requiring the performance of Hazardous
Substances site assessments, or the removal or remediation of Hazardous Substances, or the giving of notice to any governmental agency or the recording or delivery to other Persons of an environmental disclosure document or statement by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the recording of the Mortgages or to the effectiveness of any other transactions contemplated hereby.

      j) Loan Documents. All of the representations and warranties of the Borrower or Borrower Parties made in the other
Loan Documents or any document or instrument delivered to the Lender pursuant to or in connection with any of such Loan
Documents are true and correct in all material respects.

      k) Governmental Approvals. The execution, delivery and performance by the Borrower and the other Borrower Parties of this Agreement and the other Loan Documents to which the Borrower or the other Borrower Parties is or is to become a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing with, any governmental agency or authority other than those already obtained and the filing of the Mortgages and related financing statements in the appropriate records office with respect thereto.

      l) No Material Changes, Etc. Since the date of the financial statements and information provided to Lender in connection herewith, there has occurred no event which could reasonably be expected to have a materially adverse change in the financial condition, prospects, liquidity condition or business of the Borrower, the Guarantor or the Master Tenant except for the liquidation of inventory and the closing of certain Grossman's stores other than changes in the ordinary course of business that have not had any materially adverse effect either individually or in the aggregate on the business or financial condition of the Borrower, Guarantor or Master Tenant.

      m) Employee Benefit Plans; Multiemployer Plans; Guaranteed Pension Plans. Neither the Borrower nor any ERISA Affiliate maintains or contributes to any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan. The foregoing representation is not intended to apply to the Master Tenant.
      n) Margin Security. Borrower does not own any margin security and none of the funds advanced hereunder will be used for the purpose of purchasing or carrying any margin securities or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase any margin securities or for any other purpose not permitted by Regulation U of the Board of Governors of the Federal Reserve System.
      o)     Subsidiaries.  Borrower has no subsidiaries.
      p) Securities Matters. The making of the Loan, the application of the proceeds and repayment thereof by Borrower and the consummation of the transactions contemplated by this Agreement, the Notes and the Loan Documents will not violate any provision of any federal or state securities statutes, rules or regulations, or any order issued by the Securities and Exchange Commission (collectively the "Securities Laws"). Borrower agrees to indemnify Lender and hold Lender harmless from the claims of any Persons in connection with any of the Securities Laws and relating to the Loans or the transactions contemplated by this Agreement and the Loan Documents.
      q) Investment Company Act. Borrower is not an "investment company," or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.
      r) Public Utility Holding Company Act. Borrower is not a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company," or of a "subsidiary company" of a "holding company, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

      s) The Properties. Except as could not reasonably be expected to have a material adverse effect on the business, prospects, assets or financial condition of Borrower or on the fair market value of the Properties, in the aggregate, the following representation and warranties concerning the Properties are true and correct:

             (i) Off-Site Utilities. Except for Properties which are vacant lots, all water, sewer, electric, gas, telephone and other utilities are installed to the property lines of the Properties and, except in the case of drainage facilities, are connected to the buildings located thereon with valid permits and are adequate to service such buildings in their present use and in full compliance with applicable law. The buildings are properly and legally connected directly to, and served exclusively by, public water and sewer systems.

             (ii)  Access; Etc.  The streets abutting the
Properties are public roads, to which the Properties have direct access by trucks and other motor vehicles and by foot, or are private ways (with direct access by trucks and other motor vehicles and by foot to public roads) to which the Properties have direct access.

             (iii) Independent Buildings. The buildings located on the Properties are each fully independent from buildings owned by parties other than Borrower in all material respects including, without limitation, in respect of structural integrity, heating, ventilating and air conditioning, plumbing, mechanical and other operating and mechanical systems, and electrical, sanitation and water systems, all of which are connected directly to off-site utilities located in public streets or ways. Each such building is located on a lot which is separately assessed for purposes of real estate tax assessment and payment. Except to the extent disclosed by surveys provided to Lender prior to the closing hereof, each such building and all paved or landscaped areas related to or used in connection with such are located wholly within the perimeter lines of the lot or lots on which the Properties are located.

             (iv) Condition of Building. There are no material defects (given age and usage) in the roof, foundation, structural elements and masonry walls of any of the buildings or their heating, ventilating and air conditioning, electrical, sprinkler, plumbing or other mechanical systems.

             (v) Compliance with Law. Each of the buildings, as presently constructed, does not violate, in any material respect, any applicable federal or state law or governmental regulation, or any local ordinance, order or regulation, including but not limited to laws, regulations, or ordinances relating to zoning, building use and occupancy, subdivision control, fire protection, health and sanitation. Each of the buildings complies with applicable zoning laws and regulations in all material respects. The zoning laws permit use of each of the buildings for its current use. No notice has been received by Borrower or by the Master Tenant from any governmental authority that the number of parking spaces on the lot or lots on which the Properties is located as is inadequate under the zoning laws and regulations to permit use of the Building for its current use.

             (vi) No Required Real Property Consents, Permits, Etc. Neither the Borrower nor the Master Tenant has received written notices of, nor has any knowledge of, any approvals, consents, licenses, permits, utility installations and connections (including, without limitation, drainage facilities), curb cuts and street openings, required for the maintenance, operation, servicing and use of any of the Properties or any of the buildings thereon for its current use which have not been granted, effected, or performed and completed (as the case may be) or any fees or charges therefor which have not been fully paid. There are no outstanding notices, suits, orders, decrees or judgments relating to zoning, building use and occupancy, fire, health, sanitation, or other violations affecting, against, or with respect to, any of the Properties or any part thereof.

             (vii) Insurance. Neither the Borrower nor the Master Tenant has received any written notices from any insurer or its agent requiring performance of any work with respect to any of the Properties or canceling or threatening to cancel any policy of insurance, and the Properties comply with the requirements of all insurance carriers.

             (viii) Real Property Taxes; Special Assessments. There are no unpaid or outstanding real estate or other taxes or assessments on or against any of the Properties or any part thereof which are payable by Borrower (except only real estate taxes not yet due and payable). There are no betterment assessments or other special assessments presently pending with respect to any portion of the Properties, and Borrower has received no notice of any such special assessment being contemplated.

             (ix) Historic Status. Neither Borrower nor the Master Tenant has received any written notice indicating that any buildings located on any of the Properties are historic structures or landmarks or that any such buildings or Property is located within any historic district pursuant to any federal, state or local law or governmental regulation.

             (x) Eminent Domain/Unrestored Casualties. There are no pending eminent domain proceedings against any of the Properties or any part thereof, and, to the Borrower's knowledge, no such proceedings are presently threatened or contemplated by any taking authority. None of the Properties are subject to any unrestored fire or other casualty condition.

             (xi) Leases. The Master Lease constitutes the sole agreements and understandings relating to leasing or licensing of premises included in the Properties. The Borrower has delivered to the Lender true and accurate copies of the Master Lease. There are no occupancies, rights, privileges or licenses in or to any part of the Properties other than pursuant to the Master Lease. The Master Lease is in full force and effect, in accordance with its respective terms, without any payment default or any other material default thereunder, nor are there any defenses, counterclaims, offsets, concessions or rebates available to any tenant thereunder, and the Borrower has not given or made, or received, any notice of default, or any claim, which remains uncured or unsatisfied, with respect to the Master Lease and, to the best of the Borrower's knowledge there is no basis for any such claim or notice of default by any tenant. No leasing, brokerage or like commissions, fees or payments are due from the Borrower in respect of the Master Lease.

             (xii) Other Material Real Property Agreements; No Options. There are no material agreements pertaining to any of the Properties, or the operation or maintenance thereof other than as described in this Agreement (including the Schedules hereto) or otherwise disclosed in writing to the Lender by the Borrower; and no person or entity has any right or option to acquire any of the Properties or any portion thereof or interest therein. The foregoing representation is not intended to apply to the currently outstanding purchase and sale contracts or offers to buy covering the Cleveland Property, the Niagara Property or the Salem Property; true and complete copies of which have heretofore been provided to Lender.

      t) General. Each of the Borrower and the Guarantor has disclosed any material fact or condition which is necessary to make the representations and warranties set forth herein or in any other Loan Document and the disclosures made by them not materially misleading.

      Section 4.2 Master Lease, Consulting Agreement and Related Documents . Borrower covenants and agrees not to permit to occur any modification, termination or cancellation of the Master Lease (other than releases of Properties leased thereunder in connection with permitted sales of Sale Properties and Other Properties), the Consulting Agreement (once executed) or any of the Related Documents to which Borrower is a party and agrees faithfully to perform and observe all of Borrower's obligations under the Master Lease, Consulting Agreement and such Related Documents and to cause the other parties to such agreements to faithfully perform and observe all of their respective obligations under such leases and agreements, it being understood and agreed, without limitation, that any material breach of the obligations or representations and warranties of Grossman's and/or Borrower in any of the Grossman's Agreements shall be an Event of Default hereunder. Borrower represents to Lender that the terms and conditions of the Debenture Restructure Documents are, in all material respects, the same terms and conditions as outlined by Borrower to Lender in Schedule I to the Commitment Letter. Borrower further agrees not to enter into any other agreements with respect to the Properties other than agreements for maintenance and operations that are terminable upon not more than thirty (30) days notice and agreements in connection with permitted sales of Sale Properties and Other Properties hereunder and entered into consistent with the terms and conditions of this Agreement (including contracts for alterations to be made to facilitate such permitted sales). On the request of Lender, Borrower agrees to assign or cause to be assigned to Lender, in form acceptable to Lender, the Master Lease, the Consulting Agreement and any other agreements or benefits related to the Properties as designated by Lender, including, the benefits of any representations and warranties provided Borrower by Grossman's with respect to the Properties and their transfer to Borrower (the Lender, however, not being obligated to perform any of Borrower's obligations thereunder unless Lender elects to do so).

      Section 4.3  Sales of Properties.

             Section 4.3.1 Except as otherwise provided in the second paragraph of this Section 4.3.1, Borrower shall not market, sell or permit to be sold any Sale Property except for a cash purchase price payable in its entirety at the closing thereof and, in any event, shall not market, sell or permit to be sold any Sale Property for an amount less than 80% of the Scheduled Amount for such Property. Further, Borrower shall not, without Lender's prior written consent, encumber or lease any Sale Property (other than under the Master Lease which Borrower covenants shall be fully terminable by Borrower as to a Property upon its sale) or enter into or cause to be entered into an agreement for the sale of any Sale Property contemplating a closing more than six months from the date of the offer accepted by Borrower for such property. Borrower shall not market, sell or permit to be sold any Sale Property except in a manner consistent with this Section 4.3 and all other provisions of the Loan Document pertaining to such sales and otherwise in accordance with the Consulting Agreement.

      Notwithstanding anything to the contrary contained in the first paragraph of this Section 4.3.1, Borrower shall be permitted to market, sell or permit to be sold a Sale Property on terms other than an all cash basis if such sale provides for a cash payment at closing in an amount of not less than 80% of the Estimated Value for such property, with (i) the balance being payable by means of a first priority purchase money mortgage note payable to Borrower and secured by such Property and with such note and mortgage being on terms reasonably acceptable to Lender and pledged and assigned to Lender as additional security for the Loan; or (ii) the balance being payable in some other manner approved by Lender.

             Section 4.3.2 Borrower shall cause the Consulting Agreement to contain and Borrower shall comply and cause the Consultant to comply with the following obligations ("Price
Adjustment Obligations"):

                   (a)    if Borrower fails to make the 1st
      Scheduled Payment when due, each then "Designated Sale Property" (as hereinafter defined) shall be offered for sale at a purchase price equal to 100% of the Scheduled Amount for such Property, and Borrower will, following such due date, accept any cash offer received for such a Designated Sale Property which is equal to or greater than 100% of the Scheduled Amount for such Property; provided that at such time as Borrower has accepted such number of offers as is required to generate Sale Proceeds sufficient to make such Scheduled Payment, the Borrower may revoke unaccepted outstanding offers for the remaining Designated Sale Property until such time, if any, as additional offers may be required to assure the generation of such Sale Proceeds (nothing in the foregoing proviso is, however, intended to limit or otherwise derogate from any of Lender's rights and remedies under this Agreement with respect to any Scheduled Payment Event of Default);
                   (b)    if Borrower fails to make the 2nd
      Scheduled Payment when due, each then Designated Sale Property shall be offered for sale at a purchase price equal to 90% of the Scheduled Amount for such Property, and Borrower will, following such due date, accept any cash offer received for such a Designated Sale Property which is equal to or greater than 90% of the Scheduled Amount for such Property; provided that at such time as Borrower has accepted such number of offers as is required to generate Sale Proceeds sufficient to make such Scheduled Payment, the Borrower may revoke unaccepted outstanding offers for the remaining Designated Sale Property until such time, if any, as additional offers may be required to assure the generation of such Sale Proceeds (nothing in the foregoing proviso is, however, intended to limit or otherwise derogate from any of lender's rights and remedies under this Agreement with respect to any Scheduled Payment Event of Default);
                   (c)    if Borrower fails to make the 3rd
      Scheduled Payment when due, each then Designated Sale Property shall be offered for sale at a purchase price equal to 80% of the Scheduled Amount for such Property, and Borrower will, following such due date, accept any cash offer received for such a Designated Sale Property which is equal to or greater than 80% of the Scheduled Amount for such Property; provided that at such time as Borrower has accepted such number of offers as is required to generate Sale Proceeds sufficient to make such Scheduled Payment, the Borrower may revoke unaccepted outstanding offers for the remaining Designated Sale Property until such time, if any, as additional offers may be required to assure the generation of such Sale Proceeds (nothing in the foregoing proviso is, however, intended to limit or otherwise derogate from any of Lender's rights and remedies under this Agreement with respect to any Scheduled Payment Event of Default);
                   (d) in no event shall Borrower or Consultant market or sell any Sale Property in violation of the covenants of Borrower set forth in this Agreement, including those contained in Sections 4.3.1, 4.3.2(a) - (c) and 4.3.5 hereof;

      For the purposes of the foregoing provisions of this Section 4.3.2, the term "Designated Sale Property" shall refer, as applicable to the times set forth, respectively, in clauses (a)-
(c) above, to such then unsold Sale Properties as are designated as "Designated Sale Properties" in accordance with the provisions set forth below in Section 4.3.8.

             Section 4.3.3      Deferral of Price Adjustment
      Obligations.

             Notwithstanding the foregoing, Borrower shall have the right to defer the effective date for implementation of the Price
Adjustment Obligations during "Borrower's Price Adjustment Cure
Period", as set forth in Section 4.3.4, below:

             Section 4.3.4 Borrower's Price Adjustment Deferral Rights. Borrower shall have the right to defer the effective date for compliance with the Price Adjustment Obligations otherwise required on account of a failure by Borrower to comply with its obligation to make a Scheduled Payment, for up to 45 days following the occurrence of any such payment failure ("Borrower's Deferral Period") by either (a) making the required payment in full within Borrower's Deferral Period from cash sources other than proceeds of the Sale Properties ("Cash Cure Amounts"), or (b) consummating sufficient sales of Sale Properties within Borrower's Deferral Period which, after applying the Sale Proceeds therefrom as provided in Section 3.3.B hereof, results in Borrower making such overdue payment in full with such Sale Proceeds on or before the expiration of Borrower's Deferral Period.

             Borrower shall only be able to exercise such "deferral" right if it provides to Lender written notice of Borrower's election so to defer on or before the applicable due date of the Scheduled Payment, together with: in the case of a deferral under clause (a) of this Section 4.3.4, copies of binding commitments or other evidence reasonably satisfactory to Lender that there will be available to Borrower sufficient Cash Cure Amounts by the end of the Borrower's Deferral Period to effectuate a cure of such payment default and, in the case of a deferral under clause (b) of this Section 4.3.4, copies of binding, executed purchase agreements evidencing to Lender's reasonable satisfaction Borrower's ability to effectuate a cure of such payment default under such clause.

             Provided Borrower has made such election in compliance with the foregoing notice requirements, Lender agrees that during Borrower's Deferral Period compliance by the Consultant or the Borrower with the Price Adjustment Obligations referred to above in Section 4.3.2(a), (b) and (c), above, shall be deferred until the earlier of the expiration of Borrower's Deferral Period with no cure of the payment default being effectuated or the occurrence of any other Default or Event of Default under the Loan. Nothing in this Section 4.3.4 is intended to delay or defer, however, the process of selecting Designated Sale Properties as provided for in
Section 4.3.8, it being the intent of the parties that such process be commenced promptly upon a failure to make a Scheduled Payment for the purpose of having the Designated Sale Properties fully selected should Borrower be unsuccessful in achieving a cure of such payment default within Borrower's Deferral Period or otherwise fail to qualify for the right to have the benefit of Borrower's Deferral Period.

             Borrower's right to defer the effectiveness of the Price Adjustment Obligations is not intended to imply any waiver by Lender of the fact that a failure by Borrower to make a Scheduled Payment is an Event of Default under Section 7.1.1 hereof; provided, however, Lender agrees that its remedies on account of such Event of Default are subject to the limitations in Sections 4.3.3 and this 4.3.4 with respect to the implementation of price adjustments under Section 4.3.2 during Borrower's Deferral Period and in Section 7.4 with respect to acceleration and foreclosure in the case where the deficiency in the Scheduled Payment is 25% or less.

             Section 4.3.5 Sales to Related Parties. It is understood and agreed that neither the Borrower nor the Consultant shall accept or be permitted to accept an offer for a Sale Property from or sell a Sale Property to any of Borrower, Holding Company, Grossman's, any Affiliates thereof or any Person to whom Borrower, directly or indirectly, has granted the right to participate in gains from any such sale. Further, during any period that the Price Adjustment Obligations are in effect and not subject to deferral under Sections 4.3.3 and 4.3.4 hereof, and then only with respect to the Designated Sale Properties, as applicable under Section 4.3.2 (a) - (c), above, it is understood and agreed that neither the Borrower nor the Consultant shall accept or be permitted to accept, prior to the exercise by Lender of any foreclosure remedy, an offer for a Designated Sale Property from or sell a Designated Sale Property to any of Lender, Gordon Brothers, any Affiliates thereof, any Person holding a participation in Lender's rights and obligations under this Agreement or any Person to whom the Lender, directly or indirectly, has granted the right to participate in gains from any such sale.

             Section 4.3.6 Cleveland Property. Notwithstanding anything to the contrary herein and provided no Default or Event of Default exists, Borrower shall be entitled to retain and have released from the Lender's collateral the Cleveland Property upon payment to Lender of principal paydown under the Loan, in addition to the Scheduled Payments, in an amount equal to 100% of such property's Scheduled Amount. Such paydown shall be applied to the Notes in accordance with the priorities set forth in Section
3.3.B.

             Section 4.3.7 Sales of Other Properties. Provided no Default or Event of Default exists, Borrower shall be entitled to sell any of the Other Properties and obtain a release for such property from the liens of the Security Instruments upon payment to Lender of 100% of the Scheduled Amount set forth for such property on Exhibit B, together with payment of Lender's reasonable third-party fees and expenses involved in effectuating such release. In no event shall any such release act as a release or waiver of any of the Obligations other than to the extent the Obligations are paid down by such release payment. Lender shall apply any such release amount to the paydown of the Notes in accordance with the priorities set forth in Section 3.3.B.

             Section 4.3.8 Selection of Designated Sales Properties. The parties agree to the following process for selecting Designated Sale Properties (which process shall be implemented in each of the situations described in Section 4.3.2(a)-(c)):

                   (a) Within three (3) days following a failure by Borrower to pay when due a Scheduled Payment, Borrower shall submit to Lender a written proposal from Borrower ("Borrower's Proposal") for the designation of then unsold Sale Properties as Designated Sale Properties. Borrower's Proposal shall be prepared with the objective of maximizing the prospect of closing sufficient sales of Sale Properties to satisfy any deficiency in a Scheduled Payment within as short a period as practicable and, in all events, within Borrower's Deferral Period.

                   (b) Within one week after receipt by Lender of Borrower's Proposal, Lender, Borrower and Consultant shall meet with Lender to explain the basis for Borrower's Proposal and the reasons for the selections reflected therein for the purpose of attempting to obtain Lender's approval thereof.

                   (c) If Borrower is unable to obtain Lender's approval, Borrower shall within one week after being informed of Lender's decision and receiving Lender's counter-proposal either
(i) accept Lender's counter-proposal for the Properties to be so designated or (ii) submit the matter to arbitration under clause
(d), below. If Lender refuses to provide its approval, it shall suggest a counter-proposal to Borrower.

                   (d) If Borrower is unable to obtain Lender's approval, as aforesaid, the Borrower shall submit the dispute for resolution by binding arbitration by an arbitrator mutually designated by Lender and Borrower, or, if Lender and Borrower are unable to agree upon an arbitrator, by an arbitrator appointed by the American Arbitration Association. Any such arbitration shall be held in Boston, Massachusetts unless the parties agree on some other location. The arbitrator shall have the discretion to order that the costs of arbitration, including fees, other costs and reasonable attorney's fees, shall be borne by the losing party. The parties jointly agree to use their respective best efforts to have the arbitration commence and conclude within two (2) weeks of submittal.

                   (e) Any failure of the Borrower to comply with the foregoing process or to abide by the results of such arbitration shall be an Event of Default hereunder.

      Section 4.4 Environmental Matters. The Borrower shall not do any of the following except in the ordinary course of its or Master Tenant's business in compliance with Environmental Laws:
(a) use or permit to be used any of the Properties or any portion thereof as a facility for the handling, processing, storage or disposal of Hazardous Substances, (b) cause or permit to be located on any of the Properties any underground tank or other underground storage receptacle for Hazardous Substances except in full compliance with the Environmental Laws, (c) generate or permit to be generated any Hazardous Substances on any of the Properties except in full compliance with the Environmental Laws, or (d) conduct or permit to be conducted any activity at any of the Properties or use or permit to be used any of the Properties in any manner so as to cause a Release or threatened Release of Hazardous Substances on, upon or into any of the Properties.

         The Borrower hereby covenants and agrees, to indemnify, defend with counsel, consultants and experts reasonably acceptable to the Lender and hold harmless the Lender, its officers, directors, employees and agents, and any successors to the Lender's interest in the Properties (or any portion thereof), their directors, officers, employees and agents (collectively, "Indemnitees") against and from any and all liens, claims, demands, fines, settlement payments, penalties, assessments, judgments, directions, orders, suits, litigation, losses, liabilities, costs and expenses (including reasonable attorneys, consultants and experts fees prior to and at trial and on any appeal or petition for review) (collectively, "Claims") arising out of, in connection with or in any way relating to (i) the breach of any of the representations, warranties or covenants contained in this Agreement with respect to Environmental Laws or Hazardous Substances (ii) Borrower's or Master Tenant's (or any Affiliates thereof) use, treatment, storage, generation, manufacture, transport, release, spill, disposal or other handling of Hazardous Substances on any of the Properties, or (iii) any other presence or alleged presence of Hazardous Substances on or about the Properties caused by Borrower, Master Tenant or any Affiliates thereof or otherwise in existence prior to the date hereof. Claims shall include, without limitation, (a) the cost of all investigatory, removal, remedial and other response action required by any Environmental Law, by judicial order or by order of or agreement with any governmental authority having jurisdiction under any Environmental Law, (b) claims for injury or death of any person, including an Indemnitee, and (c) claims for damages to property of an Indemnitee or any other person, including claims for diminution in value or loss of use.

    The liability of the Borrower under the foregoing indemnity shall survive the payment and cancellation of the Notes, the satisfaction of record of the Mortgages and the performance of all obligations under the Loan Documents and shall survive the delivery of a deed or deeds in lieu of foreclosure to the Lender or any successor or assign of the Lender and shall survive any foreclosure, whether judicial or nonjudicial, of any of the Properties (or any portion thereof) by the Lender or any successor or assign of the Lender, and shall be for the benefit of the Lender and any successor or assign of the Lender as holder of any security interest in any of the Properties (or any portion thereof) and for the benefit of Lender or any party claiming title through the Lender as owner of any of the Properties (or any portion thereof) following foreclosure or the delivery of a deed in lieu thereof.

      Section 4.5 Use of Proceeds. Borrower represents to and covenants with Lender that the proceeds of the Loan shall be used solely for the following purposes: (a) to pay, at the Loan closing, the matters set forth in Borrower's initial Draw Request, as approved by Lender, and (b) for working capital purposes of Borrower and to maintain the Properties and comply with Borrower's covenants and obligations hereunder (other than with respect to the payment of principal under the Loan); and (c) to the extent of proceeds in excess of amounts used in
(a) and (b) above, to make Distributions (subject to Section 4.7 hereof) for the purpose of making funds available to Grossman's for use in accordance with Grossman's business plan as previously described or referred to in the Grossman's Agreement.

      Section 4.6 Minimum Return/Prepayments. In all events, Borrower agrees to provide to Lender a minimum return on the FF&E Note and Real Estate Note equal to the greater as of the date of determination, of (i) $2,000,000 and (ii) 25% per annum cash return calculated as set forth in
Section 4.12 (the "Minimum Return").

      If, at the time of any prepayment of the entire FF&E Note and Real Estate Note, the Minimum Return (calculated as aforesaid) has been exceeded, Lender shall rebate to Borrower such excess with no interest payable on such rebated amount. Nothing contained herein shall limit the rights of Lender to the full exercise of the conversion and other rights set forth in Exhibits A and B to each of the Real Estate Note and the Convertible Note.

      To the extent Borrower voluntarily makes a permitted prepayment under the Loan, such prepayment amount should be applied in the order set forth in Section 3.3B, disregarding for this purpose clauses (d),
(f) and (j) and the 75% restriction in clause (e).

      Section 4.7 Restrictions on Distributions. The Borrower will not make any Distributions during any period when a Default or Event of Default shall have occurred and be continuing, or which could reasonably be anticipated to result in the occurrence of a Default or Event of Default or the Borrower being unable to meet all anticipated operating expenses relating to the Properties.

      Section 4.8 Single Purpose Entity Representations and Covenants. Borrower further represents and covenants with Lender as follows:

      (a)    Borrower

             (i) Borrower is and will continue to be, a duly formed and existing and a Single Purpose Entity. As used in this Instrument, "Single Purpose Entity" shall mean an entity which is formed or organized solely for the purpose of directly holding an ownership interest in the Properties and FF&E, does not engage in any business unrelated to such Properties and FF&E, does not have any assets other than cash and other assets related to its interest in the Properties and FF&E or any indebtedness other than the Loan and normal operating expenses of the Properties, has its own separate books and records and its own accounts, in each case which are separate and apart from the books and records and accounts of any other entity and holds itself out as being an entity separate and apart from any other entity.

             (ii) Borrower at all times since its formation has complied, and will continue to comply, with the provisions of its organizational documents and the laws of its jurisdiction of formation relating to its organization.

             (iii) All customary formalities regarding the existence of Borrower have been at all times since its formation and will continue to be observed.

             (iv) Borrower has at all times since its formation itself or through its agents accurately maintained, and will continue to accurately maintain, its financial statements, accounting records and organizational documents, separate from those of any other person or entity. Borrower has not at any time since its formation commingled, and will not commingle, its assets with those of any other person or entity. Borrower itself or through its agent has at all times since its formation accurately maintained, and will continue to accurately maintain, its own bank accounts, payroll and separate books of account.

             (v) Borrower has at all times since its formation paid, and will continue to pay, its own liabilities from its own separate assets.

             (vi) Borrower has at all times since its formation identified itself, and will continue to identify itself, in all dealings with the public, under Borrower's own name and as a separate and distinct entity. Borrower has not at any time since its formation identified itself, and will not identify itself, as being a division or a part of any other entity. Borrower has not at any time since its formation identified, and will not identify, any general partner or any affiliate of Borrower as being a division or part of Borrower.

             (vii) Borrower has been at all times since its formation and will continue to be adequately capitalized in light of the nature of its business.

             (viii) Borrower has not at any time since its formation assumed or guaranteed, and will not assume or guarantee, the liabilities of any Affiliate of Borrower or any other person or entity. Borrower has not at any time since its formation acquired, and will not acquire, obligations or securities of any Affiliate of Borrower. Borrower has not at any time since its formation made, and will not make, loans or advances to or any Investment in any Affiliate of Borrower, provided that Borrower may make Distributions to the extent permitted under
Section 4.7 hereof.

             (ix) Borrower has not at any time since its formation entered into and was not a party to, and, will not enter into or be a party to, any transaction with any person or entity affiliated or related to Borrower, except in the ordinary course of business of Borrower on terms which are no less favorable to Borrower than would be obtained in a comparable arm's length transaction with an unrelated third party.

             (x) Borrower shall at all times, except as noted hereafter, have at least one director (an "Independent Director") who
(i) is not (and to such director's knowledge is not a relative of) a direct, indirect or beneficial stockholder, officer, director, employee or supplier of Grossman's or any of its Affiliates, and (ii) is an established member of the business community in which he or she resides or is employed, having a sound reputation and at least five years of academic or other employment experience, in the fields of business or finance. In the event of the death, incapacity, expiration of the term of, resignation or removal of all Independent Directors, the Board of Directors of Borrower shall promptly appoint (with, so long as any Obligations remain outstanding, Lender's prior written approval) at least one Independent Director provided, however, that the Board of Directors of Borrower shall not vote on any matter unless and until at least one Independent Director has been duly appointed to serve on such Board. So long as any of the Obligations remain outstanding, no Independent Director shall be removed by Borrower without the prior written approval of the Lender. No Independent Director may serve as trustee in bankruptcy (or any similar position) for Grossman's or any Affiliate. As used in this clause (x) the term "Affiliate" means, with respect to any Person, any other Person controlling, controlled by, or under common control with, such Person; provided, the foregoing is not intended to prohibit the same Person from serving as an Independent Director of both Borrower and Guarantor.

      Without the prior written consent of Lender, Borrower shall not do any of the following so long as Borrower has any unsatisfied Obligations hereunder: without the affirmative vote of all of the members of the Board of Directors of Borrower (which must include the affirmative vote of all duly appointed Independent Directors), (1) dissolve or liquidate in whole or in part, (2) institute proceedings to be adjudicated bankrupt or insolvent, (3) consent to the institution of bankruptcy or insolvency proceedings against it, (4) file a petition seeking or consent to reorganization or relief under any applicable federal or state law relating to bankruptcy, (5) consent to the appointment of a receiver, liquidator, assignee, trustee sequestrator (or other similar official) of Borrower or a substantial part of its property, (6) make any assignment for the benefit of creditors, (7) admit in writing its inability to pay its debts generally as they become due or (8) take any corporate action in furtherance of the actions set forth in clauses (1) through (7) of this clause (x).

      Section 4.9 Punctual Payment/Full Performance. The Borrower will duly and punctually pay or cause to be paid the principal, interest and other charges due under the Loan and all interest and fees provided for in this Agreement, all in accordance with the terms of this Agreement and the Notes as well as all other sums owing pursuant to the Loan Documents and shall duly, timely and fully perform all of its other obligations to be performed under each of the Loan Documents.

      Section 4.10 Records and Accounts. The Borrower will (a) keep true and accurate records and books of account in which full, true and correct entries will be made in accordance with generally accepted accounting principles and (b) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation and amortization of its properties, contingencies, and other reserves.

      Section 4.11 Insurance/Condemnation Proceeds. The Borrower will maintain insurance on the Properties and deliver copies thereof and certificates with respect thereto as required by the Mortgages with financially sound and reputable insurers, insurance with respect to such properties and its business against such casualties and contingencies as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent. All such insurance shall be in such amounts and form, to include such coverages, deductibles and endorsements, and shall be issued by such insurers as shall be approved by the Lender, and shall contain the written agreement of the insurer to give the Lender thirty
(30) days prior written notice of cancellation, nonrenewal, modification or expiration. The Borrower will provide the Lender with certificates evidencing such insurance prior to the closing hereunder and thereafter annual renewal certificates evidencing such coverage as being continuously in effect shall be delivered to Lender by no later than thirty (30) days prior to the expiration of any policy then scheduled to expire.

      Lender shall have the right to apply insurance and condemnation proceeds as set forth in the Mortgages, subject to applicable provisions of the Attornment and Subordination Agreement; provided that, to the extent Lender is in receipt of any such proceeds with the right to apply such to the Obligations and there does not then exist any Default or Event of Default, Lender agrees to apply such proceeds to the Obligations in the manner set forth in Section 3.3B for the application of Sale Proceeds.

      Section 4.12 Calculation of Lender's Return. It is intended that Lender receive an overall cash internal rate of return ("IRR") on the principal amounts outstanding under the FF&E and Real Estate Notes from time to time equal to 25% per annum over the term of the Loan ("Lender's Targeted IRR"), taking into account Fixed Interest paid to Lender and the timing of principal repayments under the FF&E, Real Estate and Expense Note. To effectuate the foregoing, interest on the principal outstanding balances of the FF&E Note and the Real Estate Note shall accrue as Fixed Interest and "Additional Interest" (as defined below) and be determined and payable as follows:

      (a) At the end of each month during the term of the Loan and on the earlier of the date the FF&E and Real Estate Notes are paid in full ("Payoff Date") or the Maturity Date (a "Month") the average daily outstanding principal amount under the FF&E and Real Estate Notes during such full or partial Month shall be calculated (the "Average Daily Principal Amount");

      (b) Commencing on the first day of May, 1996, and on the first day of each Month thereafter and on the earlier of the Payoff Date or the Maturity Date (each a "Fixed Interest Payment Date") Borrower shall pay a Fixed Interest monthly interest payment to Lender in an amount determined by applying a 15% per annum Fixed Interest rate to the Average Daily Principal Amount for the preceding full or partial Month; provided, however, that the per annum rate for calculating Fixed Interest is subject to possible adjustment as set forth below in clause
(c) of this Section 4.12.

      (c) On October 2, 1996 and April 1, 1997, an interim IRR calculation will be made in substantially the form of Exhibit "IRR" attached, taking into account the actual principal reductions under the FF&E and Real Estate Notes ("Principal Reductions"), Fixed Interest payments and timing of the payment of the Expense Note to the date of such calculation and a good faith projection of the timing of the Principal Reductions and Fixed Interest payments to thereafter occur. If, as a result of such interim calculations, it is estimated that the 25% IRR will be exceeded at the scheduled Maturity Date and provided no Default or Event of Default exists, a prospective reduction shall be made in the Fixed Interest rate of the Loan to a level reasonably foreseeable as the level needed to result in receipt by Lender during the remaining period of the Loan of an amount of Fixed Interest which, when combined with Lender's receipt of Fixed Interest, Principal Reductions, payments of the Expense Note in the prior periods and future expected Principal Reductions will result in the achievement of Lender's Targeted IRR by the scheduled Maturity Date.

      (d) On the 30th day preceding the earlier of the Payoff Date or the scheduled Maturity Date, another interim calculation shall be made to determine whether Lender is likely to have received by the earlier of the Payoff Date or scheduled Maturity Date Lender's Targeted IRR as a result of all Fixed Interest, Principal Reductions and payments of the Expense Note received to the date of such calculation or payable during the 30-day period ending on the earlier of the Payoff Date or the scheduled Maturity Date (the "End Period").

      If Lender has or is expected to receive less than Lender's Targeted IRR Amount on the earlier of the Payoff Date or the scheduled Maturity Date, the Borrower shall pay any such deficiency to Lender on such date, in addition to all other amounts otherwise due Lender at such time. If such calculations show that Lender has received or is expected to receive on the earlier of the Payoff Date or the scheduled Maturity Date more than Lender's Targeted IRR, Borrower shall be entitled to a credit without interest thereon, in the amount of such excess against amounts otherwise due at the earlier of the Payoff Date or the scheduled Maturity Date.

      (e) "Additional Interest" refers to that amount, when combined with Fixed Interest paid to Lender, results in Lender receiving Lender's Targeted IRR at the earlier of the Payoff Date or the scheduled Maturity Date, it being understood that the payment of the Expense Note shall be considered as Additional Interest.

      (f) After the Maturity Date, in lieu of Fixed Interest and Additional Interest, interest shall accrue and be due and payable on a daily basis rate equal to 25% per annum on the outstanding principal amounts under the FF&E Note and the Real Estate Note until paid.

      All Fixed Interest amounts, Additional Interest and interest due under clause (f), above, shall be Obligations under this Agreement and be fully secured by the Security Instruments.

      Section 4.13 Taxes. The Borrower will pay or cause to be paid taxes, assessments and other governmental charges against the Properties as required by the Mortgages and will duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges imposed upon it and its other real properties, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies that if unpaid might by law become a lien or charge upon any of its property; provided that any such tax, assessment, charge, levy or claim with respect to properties other than the Properties need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Borrower shall have set aside on its books adequate reserves with respect thereto or otherwise provided for the timely payment thereof through the Master Lease; and provided further that the Borrower will pay all such taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor.

      Section 4.14 Inspection of Properties and Books. The Borrower shall permit Lender at the Borrower's expense to visit and inspect any of the Properties, to examine the books of account of the Borrower (and to make copies thereof and extracts therefrom) and to discuss the affairs, finances and accounts of the Borrower with, and to be advised as to the same by, its officers, or the Consultant, all at such reasonable times and intervals as Lender may reasonably request.

      Section 4.15 Compliance with Laws, Contracts, Licenses, and Permits. The Borrower will comply with (a) in all material respects, all applicable laws and regulations now or hereafter in effect wherever its business is conducted, including all Environmental Laws, (b) the provisions of its corporate charter, and other charter documents and by-laws, (c) all agreements and instruments to which it is a party or by which it or any of its properties may be bound, (d) all applicable decrees, orders, and judgments, and (e) in all material respects, all licenses and permits required by applicable laws and regulations for the conduct of its business or the ownership, use or operation of the Properties, including all permits and approvals related thereto. If at any time while any Loan or Note is outstanding or Lender has any obligation to make advances hereunder, any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that the Borrower may fulfill any of its obligations hereunder, the Borrower will immediately take or cause to be taken all reasonable steps to obtain such authorization, consent, approval, permit or license and furnish Lender with evidence thereof.

      4.16 Subsequent Mortgages. Without the prior consent of Lender, Borrower agrees it shall not encumber or grant mortgages on any of the Properties other than Mortgages or Future Mortgages (as defined herein). Upon Lender's request, as made by Lender from time to time, Borrower agrees to grant first priority Mortgages on all or any of the Properties that are not concurrently herewith being mortgaged to Lender ("Future Mortgages"). Each future Mortgage shall be in form used by Lender in connection with the Initial Advance. Upon the grant thereof, the Future Mortgages shall be additional security for all the Obligations and be included in the term Security Instruments hereunder. Any Default or Event of Default under a Future Mortgage shall be, respectively, a Default or Event of Default hereunder and under all other Mortgages and Loan Documents. In connection with the grant of a Future Mortgage, Borrower shall provide Lender, at Borrower's expense, with the following for each such mortgage (all in form and substance satisfactory to Lender): (i) a Title Policy; (ii) a perfected, first priority security interest in all fixtures, furnishings, equipment and personalty located on or used in connection with the property encumbered by such mortgage;
(iii) a current (not more than 6 months old) title survey and surveyor's certificate for such property; and (iv) a current (not more than 6 months old) environmental site assessment report for such property. Any failure by Borrower to grant such mortgages and provide such Title Policies, security interests, surveys, surveyor's certificates and site assessment reports within thirty (30) days of Lender's request shall be an Event of Default hereunder on account of which Lender may exercise any of its rights and remedies set forth in this Agreement or any other Loan Document, including, the right to withhold any Advance hereunder. Borrower agrees to be liable for all costs and expenses incurred by Lender in connection with the grant of a Future Mortgage to Lender, including, the reasonable fees and expenses of Lender's attorneys and environmental consultants. Borrower acknowledges and agrees that, whether or not a Property is now the subject of a current Mortgage or becomes the subject of a Future Mortgage, such Property, if listed on Exhibit A hereto, shall nonetheless be a Sale Property hereunder for all purposes set forth in this Agreement or any other Loan Document.

      4.17 Post-Closing Obligation of Borrower. Borrower acknowledges that it is a closing requirement of Lender that Borrower enter into the Consulting Agreement with a Consultant approved by Lender. Without waiving this requirement Lender has agreed to permit Borrower a period of time after the closing hereunder to enter into the Consulting Agreement with a Consultant acceptable to Lender. Borrower hereby agrees to use its best efforts to enter into such an agreement with a consultant acceptable to Lender as soon as possible after closing, but, in all events, by no later than May 15, 1996; provided Borrower shall provide a written report to Lender by no later than April 20, 1996 of its efforts to retain such a consultant.

      Borrower further acknowledges that it has not been able, by the closing hereunder, to provide certain Title Policies and/or surveys for various of the Properties, as set forth on Exhibit "Title" annexed hereto. Borrower agrees to provide to Lender by no later than the earlier of (i) Borrower's next requested Advance or (ii) May 1, 1996, the matters listed on Exhibit "Title".

ARTICLE 5- BORROWER'S FINANCIAL STATEMENTS AND OTHER REPORTS

      The Borrower shall deliver or cause to be delivered to the Lender:

             (a) monthly reports of the progress and activities of the Borrower and the Consultant by no later than the 10th day of the month following the monthly period to be reported upon with such reports containing such information and detail as Lender shall, from time to time reasonably require, including information concerning the status and activities of the marketing and sale efforts for the Sale Properties (such reports to include copies of all reports, memorandum, correspondence and the like provided to Borrower by the Consultant or any parties working in conjunction with the Consultant or Borrower with respect to the marketing and sale of the Sale Properties). In addition, on a bi-monthly basis, Borrower shall, at Lender's election, meet with Lender and provide a status report to Lender of the progress of Borrower's plan to market and sell the Sale Properties.

             b) as soon as practicable, but in any event not later than ninety (90) days after the end of each fiscal year of the Borrower, the balance sheet of the Borrower at the end of such year, and the related statements of earnings and cash flows for such year, each setting forth in comparative form the figures for the previous fiscal year and all such statements to be in reasonable detail, prepared in accordance with generally accepted accounting principles; and

             (c) from time to time such other financial data and information concerning the Properties as Lender may reasonably request.

ARTICLE 6 - ADDITIONAL COVENANTS

      The Borrower additionally covenants and agrees that, so long as the Loan is outstanding:

      Section 6.1  Notices.

             (a) Defaults. The Borrower will promptly notify the Lender in writing of the occurrence of any Default or Event of Default. If any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Agreement or under any note, evidence of indebtedness, indenture or other obligation to which or with respect to which the Borrower or any other Borrower Party is a party or obligor, whether as principal or surety, and such default would permit the holder of such note or obligation or other evidence of indebtedness to accelerate the maturity thereof, which acceleration would have a material adverse effect on the Borrower or such other party, the Borrower shall forthwith give written notice thereof to Lender, describing the notice or action and the nature of the claimed default.

             (b) Environmental Events. The Borrower will promptly give notice to Lender (i) of any violation of any Environmental Law that the Borrower or any other Borrower Party reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any federal, state or local environmental agency and (ii) upon becoming aware thereof, of any inquiry, proceeding, investigation, or other action, including a notice from any agency of potential environmental liability, or any federal, state or local environmental agency or board, that in either case involves any of the Properties or has the potential to materially affect the assets, liabilities, financial conditions or operations of the Borrower, such other Borrower Party or Lender's security interests pursuant to the Security Instruments.

             (c) Notification of Claims against Collateral. The Borrower will, immediately upon becoming aware thereof, notify Lender in writing of any setoff, claims (including, with respect to the Properties, environmental claims), withholdings or other defenses to which any of the Lender's collateral, or the Lender's rights with respect to the such collateral, are subject.

             (d) Notice of Litigation and Judgments. The Borrower will give notice to Lender in writing within fifteen (15) days of becoming aware of any litigation or proceedings (including administrative proceedings) threatened in writing or any pending litigation and proceedings (including any administrative proceedings) affecting the Borrower or any other Borrower Party or to which the Borrower or any other Borrower Party is or is to become a party involving an uninsured claim against the Borrower or any other Borrower Party that could reasonably be expected to have a materially adverse effect on such Party and stating the nature and status of such litigation or proceedings.

      Section 6.2 Restrictions on Indebtedness. The Borrower will not create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

             (a)   Indebtedness to Lender arising under any of the Loan
Documents;

             (b) current liabilities of the Borrower incurred in the ordinary course of business, taking into account the special purpose nature of Borrower, but not incurred through (i) the borrowing of money, or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;

             (c) Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions hereof;

             (d) Indebtedness in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder or in respect of which the Borrower shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review; and

             (e) Endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business, taking into account the special purpose nature of Borrower.

      Section 6.3 Restrictions on Liens, Etc. The Borrower will not (a) create or incur or suffer to be created or incurred or to exist any lien, encumbrance, mortgage, pledge, charge, restriction or other security interest of any kind upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of its property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (d) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against it that if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors; or (e) sell, assign, pledge or otherwise transfer any accounts, contract rights, general intangibles, chattel paper or instruments, with or without recourse (collectively, "Liens"); provided that the Borrower may create or incur or suffer to be created or incurred or to exist taking into account the special purpose nature of
Borrower:

             (i) deposits or pledges made in connection with, or to secure payment of, workmen's compensation, unemployment insurance, old age pensions or other social security obligations;

             (ii) presently outstanding liens on the Properties listed on Schedules B, Parts II on the Title Policies delivered to and accepted by Lender in connection with this transaction;

             (iii)  liens in favor of Lender under the Loan Documents;
and

             (iv) other liens and encumbrances expressly permitted under the terms of the Security Instruments.

      Section 6.4 Restrictions on Investments. The Borrower will not make or permit to exist or to remain outstanding any Investment except Investments in:

             (a) marketable direct or guaranteed obligations of the United States of America or any agency thereof that mature within one
(1) year from the date of purchase by the Borrower;

             (b) demand deposits, certificates of deposit, bankers acceptances and time deposits of United States banks having total assets in excess of $1,000,000,000;

             (c) securities commonly known as "commercial paper" issued by a corporation organized and existing under the laws of the United States of America or any state thereof that at the time of purchase have been rated and the ratings for which are not less than "P 1" if rated by Moody's Investors Services, Inc., and not less than "A 1" if rated by Standard and Poor's; and

             (d) any purchase money financing related to sales of Properties to the extent permitted under Section 4.3.1 hereof.

      Section 6.5 Merger, Consolidation. The Borrower will not become a party to any merger or consolidation, or agree to or effect any asset acquisition or disposition (other than sales of Properties to the extent not restricted hereby) or stock acquisition or disposition.

      Section 6.6 Sale and Leaseback. The Borrower will not enter into any arrangement, directly or indirectly, whereby the Borrower shall sell or transfer any property owned by it in order then or thereafter to lease such property or lease other property that the Borrower intends to use for substantially the same purpose as the property being sold or transferred.

      Section 6.7 Restrictions on Transfers. Without in each instance first obtaining the written consent of Lender (which consent may be granted or withheld by Lender in its sole discretion) or as otherwise permitted or contemplated by the provisions of Section 4.3, the Borrower covenants and agrees not to sell or transfer its legal or equitable interest (or any portion thereof) in any of the Properties at any time while this Agreement is in effect; and the Borrower agrees not to permit to occur, directly or indirectly, any transfer of direct or indirect ownership or control of the Borrower or the Guarantor. At all times during the term of the Loan, the Holding Company in the aggregate, shall own and control 100% of the voting and equity interests in the Borrower.

      Section 6.8 Restrictions on Leases. The Borrower will not become a party to, or agree to become a party to, any Lease (other than the Master Lease) without the prior written approval of Lender. The Borrower will not amend, supplement or otherwise modify, or terminate or cancel, or accept the surrender, or grant any concessions to or waive the performance of any obligations of any tenant or guarantor under, any Lease, or give any consent, without the prior approval of Lender. The Borrower will not, directly or indirectly, cause or permit to exist any condition which would result in the termination or cancellation of, or which would relieve the performance of any obligations of any party under, any Lease, (including the Master Lease).

      Section 6.9 No Amendments to Certain Documents. Neither the Borrower nor the Guarantor will at any time cause or permit any of its or the Guarantor's charter or other incorporation documents (if any) to be modified, amended or supplemented in any respect, without (in each case) the express prior written agreement, consent or approval of the Lender.

      Section 6.10 Issuance of Stock. Borrower shall not issue or distribute any capital stock or other securities.

      Section 6.11 Other Agreements. Borrower shall not enter into any agreement containing any provision which would be violated or breached by the performance of its obligations hereunder or under any instrument or document delivered or to be delivered by it hereunder or in connection herewith or which would violate or breach any provision hereof or of any such instrument or document.

      Section 6.12 Subsidiaries. Borrower shall not create any subsidiary.

ARTICLE 7 - EVENTS OF DEFAULT AND REMEDIES.

      Section 7.1 Events of Default and Acceleration. If any of the following events ("Events of Default") shall occur:

             Section 7.1.1 the Borrower shall fail to pay any principal of the Notes when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment (provided that with respect to Scheduled Payments, Lender's remedies for such failure shall be subject to the provisions of Section 4.3.4 and Section 7.4 hereof); or

             Section 7.1.2 the Borrower shall fail to pay any interest on the Notes or any other sums due hereunder or under any of the other Loan Documents, within two (2) days of the date when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment; or

             Section 7.1.3 the Borrower or the Guarantor shall fail to comply with any of its agreements, representations or covenants contained in Section 4.2, Section 4.3, Section 4.4, Section 4.5, Section 4.7, Section 4.8, Section 6.2, Section 6.3, Section 6.4, Section 6.5,
Section 6.6, Section 6.7, Section 6.8, Section 6.9, Section 6.10,
Section 6.11 and 6.12 hereof; or

             Section 7.1.4 the Borrower or the Guarantor shall fail to perform any other term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified elsewhere in this Section 7.1), for fifteen (15) days after written notice of such failure has been given to the Borrower by Lender (provided, however, that if such failure is not reasonably susceptible of being cured within such 15-day period through diligent efforts, Borrower's 15-day cure period shall be extended for an additional fifteen (15) days (but not beyond the Maturity Date) if Borrower commences such cure within the initial 15-day period and thereafter diligently prosecutes such cure to completion; or

             Section 7.1.5 any representation or warranty of the Borrower, or the Guarantor in this Agreement or any of the other Loan Documents or in any other document or instrument delivered pursuant to or in connection with this Agreement shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated; or

             Section 7.1.6 with respect to any Indebtedness of the Borrower, or the Guarantor,

                   (a)   either of them shall fail to pay such
                         Indebtedness or any portion thereof when due
                         (taking into account applicable grace periods, if any); or

                   (b) either of them shall fail to observe or perform any term, covenant, or agreement contained in any agreement by which it is bound evidencing or securing such Indebtedness which gives or would give after the passage of time or the giving of notice or both) the payee of such Indebtedness the right to accelerate the payment thereof; or

                   (c) an event shall occur, or shall fail to occur, which gives (or would give after the passage of time or the giving of notice or both) the payee of such Indebtedness the right to accelerate the payment thereof; or

             Section 7.1.7 the Borrower, the Guarantor or Master Tenant shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of the Borrower, Master Tenant or Guarantor or of any substantial part of the assets of the Borrower, Master Tenant, or Guarantor or shall commence any case or other proceeding relating to the Borrower, Master Tenant, or Guarantor under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application shall be filed or any such case or other proceeding shall be commenced against the Borrower, Master Tenant, or Guarantor and the Borrower, Master Tenant, or Guarantor shall indicate its approval thereof, consent thereto or acquiescence therein or shall fail to cause such case to be dismissed within 60 days of its commencement; or

             Section 7.1.8 a decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating the Borrower, Master Tenant, or Guarantor bankrupt or Insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of the Borrower, Master Tenant, or Guarantor in an involuntary case under federal bankruptcy laws as now or hereafter constituted; or

             Section 7.1.9 there shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty days, whether or not consecutive, any uninsured final judgment against the Borrower, Master Tenant, or Guarantor that, with other outstanding uninsured final judgments, undischarged, against the Borrower or any other Borrower
Party, or Guarantor exceeds in the aggregate $500,000; or

             Section 7.1.10 if any of the Loan Documents shall be canceled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of Lender, or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of the Borrower or any other Borrower Party, or Guarantor or any of their respective holders of voting interests, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof; or

             Section 7.1.11 the Borrower, Master Tenant or Guarantor shall be indicted for a crime, a punishment for which could include the forfeiture of any assets of Guarantor, Borrower or Master Tenant; or

             Section 7.1.12 if any of the Related Documents are modified or amended without the prior written consent of Lender
(waivers of Grossman's obligations under the Debenture Restructure Documents not being considered modifications or amendments for this purpose) or if Grossman's shall fail to comply with any of its agreements, representations, warranties or covenants contained in any of the Notes, the Grossman's Agreement or any of the Related Documents to which Grossman's is a party; or any representation or warranty of Grossman's contained in the Grossman's Agreement or in any other document or writing delivered or to be delivered by Grossman's in connection with the loan transaction contemplated hereby shall have been false or incomplete in any material respect upon the date when made or repeated or deemed to have been made or repeated; or

             Section 7.1.13 any "Event of Default", as defined in or referred to in any of the Notes (including, any breach of the Exhibit Obligations, as defined in the Real Estate Note and the Convertible
Note), the other Loan Documents or in any other provision of this Agreement, shall occur;

then, and in any such event, so long as the same may be continuing, Lender may, except as otherwise provided herein, by notice in writing to the Borrower declare all amounts owing with respect to this Agreement, the Notes and the other Loan Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; provided that in the event of any Event of Default specified in 7.1.6, 7.1.7 or 7.1.8, all such amounts shall become immediately due and payable automatically and without any requirement of notice from Lender.

The notice and grace provisions provided in this Section 7.1 or in
Section 4.3.4 shall not be applicable if the Borrower or Guarantor knowingly or intentionally breaches any of their respective obligations under this Agreement. Further, notwithstanding anything to the contrary contained herein, the prosecution of the cure of any Default under this Agreement shall not preclude a separate Default or Event of Default from arising under any other provision of this Agreement. No notice and grace period provided in this Section 7.1 or any other Loan Document is intended to extend or enlarge upon, in any way, Borrower's Deferral Period.

      Section 7.2 Remedies. If a Default or an Event of Default shall occur the Lender may, at its option, take any or all of the following actions:

             Section 7.2.1 Withhold any Advances hereunder which would otherwise become due to the Borrower;

             Section 7.2.2 If such condition continues beyond any applicable period of notice and/or grace, declare all Obligations of the Borrower to the Lender to be immediately due and payable without further notice or demand, whereupon the same shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower (provided that, if an Event of Default occurs under Section 7.1.7 or 7.1.8, all Obligations of the Borrower to Lender shall be automatically due and payable without the need for any declaration or notice or demand);

             Section 7.2.3 Incur and pay reasonable expenses in protecting and enforcing the Lender's rights under this Agreement and the Lender's security for the Loan (including reasonable attorney fees and expenses). The payment of any such expenses shall be treated as advances on account of the Loan. Such expenses may include, but shall not be limited to, payments on account of any real estate tax, charge, assessment, or other lien against the Properties and any interest, fee, charge or cost which the Borrower has failed to pay in accordance with the requirements of the Loan Documents. The foregoing shall authorize, but not obligate, the Lender to do all such things in connection with the Properties as the Lender, in its sole and unrestricted discretion, may consider advisable, including, without limitation, the right to make additions to and changes in any agreements executed by the Borrower relative to the Properties, to employ contractors, subcontractors and agents and to take any and all such action, either in its own name or in the name of the Borrower, and the Borrower hereby grants to the Lender an irrevocable power of attorney coupled with an interest to act in Borrower's name in connection with the foregoing.

             Section 7.2.4 Any deposits, credits, collateral, other property or other sums at any time credited by or due from the Lender, or any Affiliate of Lender, or any other Person which acquires or participates in all or a portion of the Loan, to the Borrower may, without notice (any such notice being expressly waived hereby) and to the fullest extent permitted by law and without regard to any source of payment whatsoever, at any time after the occurrence and during the continuance of an Event of Default, be applied to or set off against any of the Obligations of the Borrower hereunder; and

             Section 7.2.5 Exercise all other rights and remedies of the Lender under the Loan Documents and at law and in equity.

             All rights and remedies of the Lender are cumulative and not exclusive of any other rights and remedies otherwise available to Lender. Except as otherwise limited by the provisions of Section 7.4 hereof, all such rights and remedies may be exercised singularly or concurrently and from time to time.

      Section 7.3 Distribution of Collateral Proceeds. In the event that, following the occurrence or during the continuance of any Default or Event of Default, Lender receives any monies in connection with the enforcement of any the Security Instruments, or otherwise with respect to the realization upon any of the collateral securing the Obligations, or parts thereof, such monies shall be distributed for application as follows:

             (a) First, to the payment of, or (as the case may be) the reimbursement of Lender for or in respect of all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by Lender in connection with the collection of such monies by Lender, for the exercise, protection or enforcement by Lender of all or any of the rights, remedies, powers and privileges of Lender under this Agreement or any of the other Loan Documents or in respect of such collateral or in support of any provision of adequate indemnity to Lender against any taxes or liens which by law shall have, or may have, priority over the rights of Lender to such monies;

             (b) Second, to all other Obligations in such order or preference as Lender may determine; provided, however, that Lender may in its discretion make proper allowance to take into account any Obligations not then due and payable;

             (c) Third, upon payment and satisfaction in full or other provisions for payment in full satisfactory to Lender of all of the Obligations, to the payment of any obligations required to be paid pursuant to applicable provisions of the Uniform Commercial Code;

             (d) Fourth, the excess, if any, shall be returned to the Borrower or to such other Persons as are entitled thereto.

      Section 7.4 Limitations on Certain Remedies of Lender. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, and provided Borrower, Guarantor and all Affiliates of both are cooperating with and not seeking, in any way, to interfere with, delay or frustrate the exercise by Lender of any of its other rights and remedies hereunder, Lender agrees that,

             (a) if an Event of Default occurs hereunder, Lender shall forebear from commencing any foreclosure actions against or seeking to take possession of any of the Other Properties until the earlier of (i) the Maturity Date or (ii) one year from the date the Event of Default occurs; provided further, however, that Lender shall not be required to forebear with respect to any Other Property which has ceased to be operated by Grossman's in any material way for a period of three months or more with no resumption of substantial operation of such store having occurred within such three month period by a tenant acceptable to Lender and under a lease approved by Lender; and

             (b) that, so long as no Defaults or Events of Default have occurred hereunder other than a failure by Borrower to have made a Scheduled Payment, Lender shall forbear from accelerating for payment amounts owed hereunder or the other Loan Documents and exercising its rights and remedies hereunder on account of such failure by Borrower to make a Scheduled Payment for the period of the "Special Cure Period" (as defined below), but only if the extent of such failure does not exceed twenty-five percent (25%) of the Scheduled Payment amount which was due. Other than as set forth in this clause (b), and subject, in all events to clause (a) of this Section 7.4, Lender shall not have any restriction upon its rights to exercise remedies on account of any failure by Borrower to make a Scheduled Payment, including the remedy of acceleration and foreclosure (without limitation, it being understood and agreed that in the event Borrower is deficient in making a Scheduled Payment by more than 25%, the provisions of Section 4.3.4 hereof shall not operate to restrain, impair or delay foreclosure by Lender). For the foregoing purposes, the term "Special Cure Period" shall mean (i) in the event Borrower has provided a timely notice of its election to defer compliance with the Price Adjustment Obligations in accordance with
Section 4.3.4 hereof but is unsuccessful in completing a cure of the Scheduled Payment Default within Borrower's Deferral Period, the 60-day period following elapse of such Borrower's Deferral Period or (ii) in the event Borrower fails timely to provide such notice in compliance with Section 4.3.4, the 60-day period following the failure of Borrower to have paid the Scheduled Payment when due.

ARTICLE 8 -  MISCELLANEOUS

      Section 8.1 Sale or Participation. The Lender may, with the prior written consent of Borrower, not to be unreasonably withheld or delayed (Borrower acknowledging, however, that it has provided its consent for the Initial Participants) sell or assign to any Person all or a portion of its rights and obligations under this Agreement and the other Loan Documents. Consistent with the foregoing sentence, the Lender may also sell participations to any Person in all or a portion of the Lender's rights and obligations under this Agreement and the other Loan
Documents. Any Person which acquires, invests in or participates in the Loan or any part thereof may rely upon all of the representations, warranties, covenants and other provisions of this Agreement, the Notes and the other Loan Documents.

      Section 8.2 Survival Of Covenants, Etc. All covenants, agreements, representations and warranties made herein, in the Note, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower or any other Borrower Party pursuant hereto or thereto shall be deemed to have been relied upon by Lender, notwithstanding any investigation heretofore or hereafter made by it, and shall survive the making by Lender of the Loan, as herein contemplated, and shall continue in full force and effect so long as any Obligations remain outstanding. The indemnification obligations of the Borrower provided herein and the other Loan Documents shall survive the full repayment of amounts due and the termination of the obligations of Lender hereunder and thereunder to the extent provided herein and therein. All statements contained in any certificate or other paper delivered to Lender at any time by or on behalf of the Borrower or any other Borrower Party pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrower or such Borrower Party hereunder.

      Section 8.3 Consents and Notices. Except as otherwise expressly provided in this Agreement, all approvals and consents to be given by the Lender, and determinations to be made by the Lender, shall only be effective if given or made in writing and may be given or withheld, or made, in Lender's unrestricted discretion, subject, however, to any requirement of law imposing an obligation on Lender to act in a commercially reasonable fashion.

      Whenever notice is appropriately to be given by either party to the other under this Agreement, such notices shall be provided in the manner set forth below:

             (a) if to the Borrower, at 70 Walnut Street, Wellesley, MA 02181 Attention: Richard Kent, Secretary, or at such other address for notice as the Borrower shall last have furnished in writing to Lender; and

             (b) if to Lender, 40 Broad Street, Boston, Massachusetts 02109, Attention: Alan R. Goldstein, Executive Vice President, with a copy in like fashion to Goulston & Storrs, P.C., 400 Atlantic Avenue, Boston, Massachusetts 02110, Attention: Kitt Sawitsky, Esq. or Michael
J. Haroz, Esq., or such other address for notice as Lender shall last have furnished in writing to the Borrower.

      Any such notice or demand shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand, overnight courier or facsimile to a responsible officer of the party to which it is directed, at the time of the receipt thereof by such officer or the sending of such facsimile and (ii) if sent by registered or certified first-class mail, postage prepaid, on the third business day following the mailing thereof.

      Section 8.4 Waiver. Failure on the part of the Lender to complain of any action or non-action on the part of the Borrower, no matter how long the same may continue, shall never be a waiver by the Lender of any of its rights hereunder. Further, no waiver by the Lender at any time of any of the provisions hereof shall be construed as a waiver of any of the other provisions hereof, and a waiver at any time of any of the provisions hereof shall not be construed as a waiver at any subsequent time of the same provisions. The consent or approval by the Lender to or of any action by the Borrower requiring the Lender's consent or approval shall not waive or render unnecessary the Lender's consent or approval to or of any subsequent similar act by the Borrower.

      Section 8.5 No Assignment by Borrower Parties. Neither the Borrower nor any other Borrower Party shall assign or transfer any of its rights or obligations under any of the Loan Documents without the prior written consent of Lender.

      Section 8.6 Assignment. In the event of any assignment by Lender under Section 8.1, this Agreement and the other Loan Documents shall be amended and additional documents executed and delivered to the extent reasonably determined by Lender to reflect the assignment, including modifying this Agreement to add any assignee as a party hereto.

      Section 8.7 Brokerage Commission. Each of the Borrower and Lender agrees to pay for any and all of their respective brokerage fees, if any, which may have been incurred incident to this Agreement.

      Section 8.8  Lender's Expenses and Indemnification.

             Section 8.8.1 Whether or not the transaction contemplated by this Agreement shall be consummated, the Borrower shall reimburse the Lender for all out-of-pocket expenses reasonably incurred by the Lender in connection with the transaction contemplated by this Agreement and administration of the Loan, including, the cost of preparation of documents, appraisal fees, the Lender's reasonable counsel fees and the fees of any inspecting engineers or architects..

             Section 8.8.2 The Borrower shall indemnify and hold the Lender and its Affiliates harmless against any and all claims, causes of action, damages, losses, settlement payments, obligations, costs, expenses and all other liabilities of any kind whatsoever, including reasonable attorneys fees, which may be incurred or sustained by the Lender and/or its Affiliates arising out of or in any way relating to the Loan, this Agreement, the other Loan Documents and the arrangements or transactions contemplated therein, whether or not the transactions contemplated by this Agreement shall be consummated.

      Section 8.9 No Third Party Beneficiaries. This Agreement is solely for the benefit of the Lender, its participants, successors and assigns, and the Borrower and nothing contained herein shall confer upon anyone other than Borrower or the Lender, its participants, successors and assigns, any right to insist upon or to enforce the performance or observance of any of the obligations contained herein.

      Section 8.10 Further Assurances/New Notes. The Borrower shall do, make, execute and deliver all such additional and further acts, things, assurances, and instruments as the Lender may reasonably require more completely to carry into effect the provisions and intent of this Agreement and the other Loan Documents. Without limiting the foregoing, Borrower agrees that at the request of the Lender, Borrower will issue new notes in exchange for an existing Note in amounts to be designated by the Lender, so long as the aggregate amount of the notes being substituted do not exceed the original principal amount of the Note for which the substitution is made and such substituted notes are otherwise on the same terms and conditions of the Note for which the substitution is made.

      Section 8.11 Releases of Security Instruments. Notwithstanding that the Borrower may continue to have certain indemnification obligations and the Master Tenant may continue to have registration rights obligations under certain Loan Documents, when all other portions of the Obligations, including, principal, interest (Fixed and Additional) fees and costs, have been paid indefeasibly and fulfilled in full, the Lender agrees that it shall promptly thereafter, at the Borrower's sole cost and expense, prepare, execute and deliver, in recordable form, if required, all necessary discharges, releases, UCC termination statements and other documents required to release, terminate and discharge all Security Instruments.

      In addition, at such time or times a sale of a Property occurs in accordance with the terms and conditions hereof and all sums required to be paid over to Lender on account of such sale have been paid and if there does not then exist any Default or Event of Default, Lender shall deliver to the Borrower, at the Borrower's sole cost and expense, in recordable form, all necessary discharges, releases, UCC termination statements and other documents required to release, terminate and discharge any Security Instrument with respect to such Property, together with such other documents or instruments as may be reasonably necessary to permit Borrower to transfer clear title to such Property.

      Section 8.12 Time is of the Essence. Time is of the essence of each and every provision of this Agreement.

      Section 8.13 Severability. If any term or provision of this Agreement, or the application thereof to any person or circumstance, shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to-the fullest extent permitted by law. If any clause or provision hereof is held to be illegal, invalid or unenforceable, there shall be substituted in lieu thereof a clause or provision as similar in terms to such clause or provision as may be legal, valid or enforceable, as possible.

      Section 8.14 Entire Agreement. This Agreement, including the exhibits hereto, sets forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations, warranties, whether oral or written, by any officer, employee or representative of any party hereto. All of the schedules and exhibits attached hereto are and shall constitute a part of this Agreement. In the event of an inconsistency between the terms of this Agreement and any of the other Loan Documents, the documents shall be construed to the maximum extent possible so as to avoid said inconsistency; in any event, if not withstanding such construction an inconsistency remains, the provisions of this Agreement shall govern and be controlling.

      Section 8.15 Amendments, Waivers, Etc. This Agreement, the Notes and any provision hereof or thereof may be waived only by an instrument in writing signed by the Lender and may be amended only by an instrument in writing signed by the Borrower and the Lender. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

      Section 8.16 Bind and Inure. The obligations of the Borrower and the Lender hereunder shall be binding upon the successors and assigns of the Borrower and the Lender (but such reference is not intended as a consent to any assignment not specifically permitted by the Lender or, with respect to Lender, under Section 8.1 hereof) and shall inure to the benefit of the successors and assigns of the Lender and the Borrower.

      Section 8.17 Headings. The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

      Section 8.18       Governing Law.  This Agreement has been
negotiated, executed and delivered in the Commonwealth of Massachusetts and shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts (without regard to conflicts of laws rules).

      Section 8.19 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original for all purposes.

      Section 8.20 JURISDICTION AND VENUE; WAIVER OF JURY TRIAL. BORROWER HEREBY ACKNOWLEDGES THAT THE TRANSACTION EVIDENCED HEREBY IS A COMMERCIAL TRANSACTION. BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY
(A) SUBMITS TO PERSONAL JURISDICTION IN THE COMMONWEALTH OF MASSACHUSETTS OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND (B) WAIVES ANY AND ALL PERSONAL RIGHTS UNDER THE LAWS OF ANY STATE (I) TO OBJECT TO JURISDICTION WITHIN THE COMMONWEALTH OF MASSACHUSETTS OR VENUE IN ANY PARTICULAR FORUM WITHIN THE COMMONWEALTH OF MASSACHUSETTS, AND (II) TO THE RIGHT, IF ANY, TO CLAIM OR RECOVER ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN ACTUAL DAMAGES. BORROWER AGREES THAT, IN ADDITION TO ANY METHODS OF SERVICE OF PROCESS PROVIDED FOR UNDER APPLICABLE LAW, ALL SERVICE OF PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING MAY BE MADE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO BORROWER AT THE ADDRESS SET FORTH ABOVE, AND SERVICE SO MADE SHALL BE COMPLETE FIVE (5) DAYS AFTER THE SAME SHALL BE SO MAILED. NOTHING CONTAINED HEREIN, HOWEVER, SHALL PREVENT LENDER FROM BRINGING ANY SUIT, ACTION OR PROCEEDING OR EXERCISING ANY RIGHTS AGAINST ANY SECURITY AND AGAINST BORROWER, AND AGAINST ANY PROPERTY OF BORROWER, IN ANY OTHER STATE. INITIATING SUCH SUIT, ACTION OR PROCEEDING OR TAKING SUCH ACTION IN ANY STATE SHALL IN NO EVENT CONSTITUTE A WAIVER OF THE AGREEMENT CONTAINED HEREIN THAT THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS SHALL GOVERN THE RIGHTS AND OBLIGATIONS OF BORROWER AND LENDER HEREUNDER OR THE SUBMISSION HEREIN MADE BY BORROWER TO PERSONAL JURISDICTION WITHIN THE COMMONWEALTH OF MASSACHUSETTS. THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHTS TO A TRIAL BY JURY IN ANY JURISDICTION AND IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT, THE OBLIGATIONS, THE OTHER LOAN DOCUMENTS, OR ANY CLAIM OR DISPUTE HOWSOEVER ARISING, BETWEEN THE BORROWER AND THE LENDER. THIS WAIVER OF JURY TRIAL SHALL BE EFFECTIVE FOR EACH AND EVERY DOCUMENT EXECUTED BY BORROWER OR LENDER, AND DELIVERED TO LENDER OR BORROWER, AS THE CASE MAY BE, WHETHER OR NOT SUCH DOCUMENT SHALL CONTAIN A WAIVER OF JURY TRIAL. THE BORROWER FURTHER CONFIRMS THAT THE FOREGOING WAIVERS ARE INFORMED AND FREELY MADE.

      Section 8.21 Waiver of Special Damages. Except as prohibited by law, the Borrower hereby waives any rights which it may have to claim or recover in any litigation with respect to any action or claim arising out of any dispute in connection with the Loan Documents, any special, exemplary or punitive damages. The Borrower (a) certifies that neither the Lender nor any representative, agent or attorney of the Lender has represented, expressly or otherwise, that the Lender would not, in the event of litigation, seek to enforce the foregoing waivers and (b) acknowledge that, in entering into this Agreement, the Lender is relying upon, among other things, the waivers and certifications contained in this Section 8.21.

      WITNESS the execution hereof as an instrument under seal on the day and year first above written.

WITNESS                        GRS Realty Company, Inc.,
                               a Delaware corporation



______________________         By:  __________________________
                         Name: ________________________
                               Title: _________________________
                               Hereunto duly authorized


                                Combined Investors, L.L.C.,
                                a Delaware limited liability company



______________________          By:  ___________________________
                                Name:   ________________________
                                Title:        ________________________
                                Hereunto duly authorized